Exhibit 10.1

                                                                  Execution Copy

                           REVOLVING CREDIT AGREEMENT

                            dated as of May 15, 2003

                                      among

                               HEICO CORPORATION,
                                   as Borrower

                   THE LENDERS FROM TIME TO TIME PARTY HERETO

                                       and

                                 SUNTRUST BANK,
                             as Administrative Agent

                         SUNTRUST CAPITAL MARKETS, INC.,
                        as Lead Arranger and Book Manager

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                                TABLE OF CONTENTS

                                                                            Page
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ARTICLE I     DEFINITIONS; CONSTRUCTION........................................1

      Section 1.1.Definitions..................................................1
      Section 1.2.Classifications of Loans and Borrowings.....................22
      Section 1.3.Accounting Terms and Determination..........................22
      Section 1.4.Terms Generally.............................................23

ARTICLE II    AMOUNT AND TERMS OF THE COMMITMENTS.............................23

      Section 2.1.General Description of Facilities...........................23
      Section 2.2.Revolving Loans.............................................24
      Section 2.3.Procedure for Revolving Borrowings..........................24
      Section 2.4.Swingline Commitment........................................24
      Section 2.5.Procedure for Swingline Loan; Etc...........................25
      Section 2.6.Conversion of Revolving Loans to Term Loans.................26
      Section 2.7.Funding of Borrowings.......................................27
      Section 2.8.Interest Elections..........................................28
      Section 2.9.Optional Reduction and Termination of Commitments...........29
      Section 2.10.Repayment of Loans.........................................30
      Section 2.11.Evidence of Indebtedness...................................30
      Section 2.12.Optional Prepayments.......................................30
      Section 2.13.Mandatory Prepayments......................................31
      Section 2.14.Interest on Loans..........................................32
      Section 2.15.Fees.......................................................33
      Section 2.16.Computation of Interest and Fees...........................34
      Section 2.17.Inability to Determine Interest Rates......................34
      Section 2.18.Illegality.................................................34
      Section 2.19.Increased Costs............................................35
      Section 2.20.Funding Indemnity..........................................36
      Section 2.21.Taxes......................................................36
      Section 2.22.Payments Generally; Pro Rata Treatment; Sharing of
               Set-offs.......................................................38
      Section 2.23. Letters of Credit.........................................39
      Section 2.24.Extension of Revolving Commitment Termination Date.........44

ARTICLE III   CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT.............45

      Section 3.1.Conditions To Effectiveness.................................45
      Section 3.2.Each Credit Event...........................................48
      Section 3.3.Delivery of Documents.......................................48

ARTICLE IV    REPRESENTATIONS AND WARRANTIES..................................49

      Section 4.1.Corporate Existence; Compliance with Law; Name History......49
      Section 4.2.Corporate Power and Authorization to Execute Loan
               Documents; No Conflict; No Consent.............................49
      Section 4.3.Enforceable Obligations.....................................50
      Section 4.4.Financial Condition.........................................50
      Section 4.5.No Litigation...............................................50
      Section 4.6.Investment Company Act; Regulation..........................51

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      Section 4.7.Disclosure and No Untrue Statements.........................51
      Section 4.8.Title to Assets; Leases in Good Standing....................52
      Section 4.9.Payment of Taxes............................................52
      Section 4.10.No Default Under Agreement or Instruments; Compliance
               with Laws......................................................52
      Section 4.11.Patents, Trademarks, Licenses, Etc.........................52
      Section 4.12.Government Contract........................................53
      Section 4.13.ERISA Requirement..........................................53
      Section 4.14.Solvency...................................................53
      Section 4.15.Location of Offices........................................53
      Section 4.16.Insurance..................................................53
      Section 4.17.Labor Relations............................................54

ARTICLE V     AFFIRMATIVE COVENANTS...........................................54

      Section 5.1. Financial Reports and Other Information....................54
      Section 5.2.Payment of Indebtedness to Administrative Agent;
               Performance of Other Covenants; Payment of Other Obligations...56
      Section 5.3.Conduct of Business; Maintenance of Existence and Rights....56
      Section 5.4.Maintenance of Property.....................................56
      Section 5.5.Right of Inspection; Discussions............................56
      Section 5.6.Notices.....................................................56
      Section 5.7.Payment of Taxes; Liens.....................................58
      Section 5.8.Insurance of Properties.....................................58
      Section 5.9.True Books..................................................59
      Section 5.10.Observance of Laws.........................................59
      Section 5.11.Further Assurances.........................................59
      Section 5.12.ERISA Benefit Plans........................................59
      Section 5.13.Withholding Taxes..........................................59
      Section 5.14.Change of Name, Principal Place of Business, Office, or
               Registered Agent...............................................60
      Section 5.15.Intentionally Omitted......................................60
      Section 5.16.Use of Proceeds and Letters of Credit Affirmative
               Covenants......................................................60
      Section 5.17.Additional Subsidiaries....................................60
      Section 5.18.Additional Leased Locations................................61

ARTICLE VI    FINANCIAL COVENANTS.............................................62

      Section 6.1.Financial Covenants.........................................62

ARTICLE VII   NEGATIVE COVENANTS..............................................62

      Section 7.1.Other Indebtedness..........................................62
      Section 7.2.Limitations on Mortgages, Liens, Etc........................63
      Section 7.3.Guaranties..................................................64
      Section 7.4.Merger, Acquisition, Sale of Assets, Dissolution, Etc.......65
      Section 7.5.Investments, Loans, etc.....................................66
      Section 7.6.Federal Reserve Regulations.................................67
      Section 7.7.Changes in Governing Documents, Accounting Methods, Fiscal
               Year...........................................................67
      Section 7.8.Capital Expenditures........................................67
      Section 7.9.Dividends, Etc..............................................68
      Section 7.10.Change in Control..........................................68
      Section 7.11.HEICO Aerospace Holdings Corp..............................68
      Section 7.12.Transactions with Affiliates...............................69
      Section 7.13.Restrictive Agreements.....................................70
      Section 7.14.Sale and Leaseback Transactions............................70
      Section 7.15.Hedging Transactions.......................................70

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ARTICLE VIII  EVENTS OF DEFAULT...............................................71

      Section 8.1.Events of Default...........................................71
      Section 8.2.Application of Proceeds from Collateral.....................73

ARTICLE IX    THE ADMINISTRATIVE AGENT........................................74

      Section 9.1.Appointment of Administrative Agent.........................74
      Section 9.2.Nature of Duties of Administrative Agent....................75
      Section 9.3.Lack of Reliance on the Administrative Agent................75
      Section 9.4.Certain Rights of the Administrative Agent..................76
      Section 9.5.Reliance by Administrative Agent............................76
      Section 9.6.The Administrative Agent in its Individual Capacity.........76
      Section 9.7.Successor Administrative Agent..............................76
      Section 9.8.Authorization to Execute other Loan Documents...............77

ARTICLE X     MISCELLANEOUS...................................................77

      Section 10.1.Notices....................................................77
      Section 10.2.Waiver; Amendments.........................................79
      Section 10.3.Expenses; Indemnification..................................80
      Section 10.4.Successors and Assigns.....................................82
      Section 10.5.Governing Law; Jurisdiction; Consent to Service of
                Process.......................................................84
      Section 10.6.WAIVER OF JURY TRIAL.......................................85
      Section 10.7.Right of Setoff............................................85
      Section 10.8.Counterparts; Integration..................................85
      Section 10.9.Survival...................................................86
      Section 10.10.Severability..............................................86
      Section 10.11.Confidentiality...........................................86
      Section 10.12.Interest Rate Limitation..................................87
      Section 10.13.Waiver of Effect of Corporate Seal........................87

Schedules

      Schedule I            -   Applicable Margin and Applicable Commitment Fee
                                Percentage
      Schedule 4.5          -   Litigation
      Schedule 7.1          -   Indebtedness
      Schedule 7.2          -   Liens
      Schedule 7.5          -   Investments

Exhibits

      Exhibit A             -   Form of Syndicated Note
      Exhibit B             -   Form of Swingline Note
      Exhibit C             -   Form of Assignment and Acceptance
      Exhibit D             -   Form of Subsidiary Guaranty Agreement

      Exhibit 2.3           -   Form of Notice of Revolving Borrowing
      Exhibit 2.5           -   Form of Notice of Swingline Loan

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      Exhibit 2.8           -   Form of Continuation/Conversion
      Exhibit 3.1(b)(ix)    -   Form of Secretary's Certificate
      Exhibit 3.1(b)(xii)   -   Form of Officer's Certificate
      Exhibit 5.1(g)        -   Form of Compliance Certificate

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                           REVOLVING CREDIT AGREEMENT

                THIS REVOLVING CREDIT AGREEMENT (this "Agreement") is made and entered into as of May 15, 2003, by and among HEICO CORPORATION, a Florida corporation (the "Borrower"), the several banks and other financial institutions and lenders from time to time party hereto (the "Lenders"), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the "Administrative Agent"), as issuing bank (the "Issuing Bank") and as swingline lender (the "Swingline Lender").

                              W I T N E S S E T H:

                WHEREAS, the Borrower has requested that the Lenders establish a $120,000,000 revolving credit facility in favor of the Borrower that, at the option of the Borrower, may be converted into a one-year fully amortizing term loan facility;

                WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender (to the extent of their respective Commitments as defined herein) are willing severally to establish the requested revolving credit facility, letter of credit subfacility and swingline subfacility in favor of the Borrower.

                NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

                                    ARTICLE I

                            DEFINITIONS; CONSTRUCTION

                Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings set forth herein (to be equally applicable to both the singular and plural forms of the terms defined):

                "Adjusted LIBO Rate" shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

                "Administrative Agent" shall have the meaning set forth in the introductory paragraph hereof.

                "Administrative Questionnaire" shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

                "Affiliate" shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition of Affiliate, the term "Control" shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar

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functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling," "Controlled by," and "under common Control with" have the meanings correlative thereto. Notwithstanding the foregoing, Lufthansa Technik AG and its Affiliates shall not be deemed Affiliates of the Borrower and its Affiliates solely by virtue of Mr. Wolfgang Mayrhuber, or any other designee of Lufthansa Technick AG, serving as an officer or director of any such entity.

                "AFI Option Agreement" shall mean that certain Stock Option Agreement dated as of October 12, 2001, by and between Aviation Facilities, Inc., a Florida corporation, and AFI Acquisition Corp., a Florida corporation.

                "Aggregate Revolving Commitment Amount" shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount equals $120,000,000.

                "Aggregate Revolving Commitments" shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

                "Applicable Commitment Fee Percentage" shall mean, as of any date, with respect to the commitment fee in Section 2.15(b), the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Commitment Fee Percentage resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(g); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Commitment Fee Percentage shall be at Level V as set forth on Schedule I until such time as such financial statements and certificate are delivered, at which time the Applicable Commitment Fee Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Commitment Fee Percentage from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending July 31, 2003 are delivered (or required to be delivered if no such financial statements and Compliance Certificate are delivered) shall be at Level III as set forth on Schedule I.

                "Applicable Lending Office" shall mean, for each Lender and for each Type of Loan, the "Lending Office" of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

                "Applicable Margin" shall mean, as of any date, (i) with respect to all Revolving Loans outstanding on any date and the letter of credit fee, as the case may be, a percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower

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delivers the financial statements required by Section 5.1(a) or (b) and the
Compliance Certificate required by Section 5.1(g); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level V as set forth on Schedule I until such time as such financial statements and certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending July 31, 2003 are delivered (or required to be delivered if no such financial statements and Compliance Certificate are delivered) shall be at Level III as set forth on Schedule I; and
(ii) with respect to any Term Loans outstanding after the Revolving Commitment Termination Date, the percentage per annum contained in the Applicable Margin Notice delivered by the Lenders pursuant to Section 2.6(b), subject to such changes as are set forth in such Applicable Margin Notice.

                "Approved Fund" shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

                "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit C attached hereto or any other form approved by the Administrative Agent.

                "Availability Period" shall mean the period from the Closing Date to the Revolving Commitment Termination Date.

                "Base Rate" shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) (A) the Federal Funds Rate, as in effect from time to time, plus (B) one-half of one percent (0.50%) per annum. The Administrative Agent's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent's prime lending rate. Each change in the Administrative Agent's prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

                "Blocked Account" shall mean a deposit or disbursement bank account in the name of any Loan Party with the Administrative Agent, with other Lenders or with any other financial institutions that (together with the applicable Loan Party) have executed and delivered to the Administrative Agent a Blocked Account Agreement, in form and substance reasonably acceptable to the Administrative Agent.

                "Blocked Account Agreement" shall mean an agreement between the Administrative Agent and a deposit account bank with respect to a deposit or disbursement bank account in the name of any Loan Party, whereby, among other things, the deposit account bank disclaims or subordinates in a manner acceptable to the Administrative Agent any security

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interest in the applicable deposit or disbursement bank account, acknowledges the Lien of the Administrative Agent, on behalf of itself and Lenders, on such account, and after the occurrence and during the continuance of an Event of Default agrees to follow the instructions or entitlement orders of the Administrative Agent without further consent by the affected Loan Party.

                "Bond Documents" shall mean the HEICO Aerospace Corporation Industrial Development Refunding Bonds - Series 1988 - Broward County, Florida (March 28, 1988), and all other documents executed in connection therewith.

                "Borrowing" shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

                "Business Day" shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

                "Capital Expenditures" shall mean for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period.

                "Capital Lease Obligations" of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

                "Capital Stock" of any Person shall mean any non-redeemable capital stock (or in the case of a partnership or limited liability company, the partners' or members' equivalent equity interest) of such Person, whether common or preferred.

                "Change in Control" shall mean, as applied to the Borrower, that
(a) the Mendelson Reporting Group (as identified in the reports filed with the United States Securities and Exchange Commission) shall cease beneficially to own and control at least fifteen (15%) of the combined voting power of all classes of Capital Stock of the Borrower, or (b) Laurans A. Mendelson shall cease to be employed as President and Chief Executive Officer of the Borrower or shall cease actively to manage the Borrower and its Subsidiaries (however, should Laurans A. Mendelson die or become disabled, such death or disability alone shall not constitute a Change in Control if and only if two of the three of Eric A. Mendelson, Victor H. Mendelson and Thomas S. Irwin continue to be employed as executive officers of the Borrower and continue actively to manage the Borrower and its Subsidiaries), or (c) during any period of twelve (12) consecutive

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calendar months (i) more than fifty percent (50%) of the members of the Board of
Directors of the Borrower who were members on the first day of such period shall have resigned or been removed or replaced, other than as a result of death, disability, or change in personal circumstances (provided, however, that any change in the size or membership of the Board of Directors of the Borrower necessary or desirable in the Borrower's reasonable discretion to comply with applicable laws including, without limitation, the Sarbanes-Oxley Act of 2002, or the rules and regulations of any securities exchange on which the securities of the Borrower may be listed shall not be considered in determining whether a "Change in Control" has occurred so long as such change is approved by the then existing Board of Directors immediately prior to such change), or (ii) any Person or "Group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but excluding (A) any employee benefit or stock ownership plans of the Borrower, and (B) members of the Board of Directors and executive officers of the Borrower as of the date of this Agreement, members of the immediate families of such members and executive officers, and family trusts and partnerships established by or for the benefit of any of the foregoing individuals) shall have acquired more than fifty percent (50%) of the combined voting power of all classes of common stock of the Borrower, except that the Borrower's purchase of its common stock outstanding on the date hereof which results in one or more of the Borrower's shareholders of record as of the date of this Agreement controlling more than fifty percent (50%) of the combined voting power of all classes of the common stock of the Borrower shall not constitute a Change in Control.

                "Change in Law" shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.19(b), by such Lender's or the Issuing Bank's holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

                "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Swingline Commitment.

                "Closing Date" shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

                "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

                "Collateral" shall mean all tangible and intangible personal property or Real Estate of any Loan Party that is the subject of a Lien granted pursuant to a Loan Document to the Administrative Agent for the benefit of the Lenders to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.

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                "Commitment" shall mean a Revolving Commitment or a Swingline
Commitment or any combination thereof (as the context shall permit or require).

                "Compliance Certificate" shall mean a certificate from the principal financial officer of the Borrower, in his capacity as such, in the form of the certificate attached hereto as Exhibit 5.1(g), with regard to the certifications required of such principal financial officer pursuant to Section 5.1(g).

                "Consistent Basis" shall mean, in reference to the application of GAAP, that the accounting principles observed in the current period are comparable in all material respects to those applied in the preceding period.

                "Consolidated EBITDA" shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP,
(C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) minority interest expense determined on a consolidated basis in accordance with GAAP and (E) non-cash expense for stock options and all other non-cash charges, determined on a consolidated basis in accordance with GAAP, in each case for such period.

                "Consolidated Fixed Charges" shall mean, for the Borrower and its Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense for such period paid in cash, (ii) scheduled principal payments made on Consolidated Total Funded Debt during such period, and (iii) dividends and distributions to holders of Capital Stock, warrants and related instruments paid in cash or property other than common stock during such period.

                "Consolidated Interest Expense" shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Obligations during such period (whether or not actually paid or received during such period).

                "Consolidated Net Income" shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary and
(iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person's assets are acquired by the Borrower or any Subsidiary.

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                "Consolidated Net Worth" shall mean, as of any date, (i) the total assets of the Borrower and its Subsidiaries that would be reflected on the Borrower's consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus (ii) the sum of (x) the total liabilities of the Borrower and its Subsidiaries that would be reflected on the Borrower's consolidated balance sheet as of such date prepared in accordance with GAAP and (y) the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP.

                "Consolidated Total Funded Debt" shall mean and include, without duplication, the following obligations of the Borrower and any of its
Subsidiaries: (i) any liability or obligation for borrowed money that under GAAP is required to be shown on the balance sheet as a liability; (ii) Indebtedness that is secured by any security interest on property owned by the Borrower or any Subsidiary (such as capitalized leases, asset securitization vehicles, conditional sales contracts and similar title retention arrangements), irrespective of whether or not the Indebtedness secured thereby shall have been assumed by the Borrower or such Subsidiary; (iii) Guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business), and other contingent liabilities, whether direct or indirect (such as by way of a letter of credit issued for the account of the Borrower or a Subsidiary) in connection with the obligations for borrowed money, stock, or dividends of any person; (iv) obligations under any contract providing for the making of loans, advances, or capital contributions to any person in order to enable such person primarily to maintain working capital, net worth, or any other balance sheet condition or to pay debts, dividends, or expenses; and
(v) obligations under any contract which, in economic effect, is substantially equivalent to a Guarantee of loans, advances or capital contributions of another person, all as determined with respect to (i) through (v) above for the Borrower and its Subsidiaries on a consolidated basis, in accordance with GAAP applied on a Consistent Basis.

                "Contractual Obligation" of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

                "Control Agreement" shall mean an agreement between the Administrative Agent and (i) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Loan Party, or (ii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Loan Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any security interest in the applicable financial assets, acknowledges the Lien of the Administrative Agent, on behalf of itself and Lenders, on such financial assets, and agrees, after the occurrence and during the continuance of an Event of Default, to follow the instructions or entitlement orders of the Administrative Agent without further consent by the affected Loan Party.

                "Default" shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

                "Default Interest" shall have the meaning set forth in Section 2.14(c).

                "Dollar(s)" and the sign "$" shall mean lawful money of the United States of America.

                "Domestic Subsidiary" shall mean each Subsidiary that is not a Foreign Subsidiary.

                "Eligible Assignee" shall mean (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than a natural Person) approved by the Administrative Agent, the Issuing Bank, and unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed). If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in paragraph (b)(i) of Section 10.4), the Borrower shall be deemed to have given its consent ten (10) Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such tenth Business Day.

                "Environmental Laws" shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

                "Environmental Liability" shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

                "ERISA Affiliate" shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of
Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

                "ERISA Event" shall mean (i) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d)
of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                "Eurodollar" when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

                "Eurodollar Reserve Percentage" shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities" under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                "Event of Default" shall have the meaning set forth in Section 8.1.

                "Excluded Taxes" shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (iii) in the case of a Foreign Lender, any withholding tax that (x) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (y) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (z) is attributable to such Foreign Lender's failure to comply with Section 2.21(e).

                "Existing Credit Agreement" shall mean that certain Credit Agreement, dated as of July 30, 1998, by and among the Borrower, the lenders from time to time parties thereto and SunTrust Bank, as administrative agent, as amended or modified prior to the date hereof.

                "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

                "Fee Letter" shall mean that certain fee letter, dated as of February 5, 2003, executed by SunTrust Capital Markets, Inc. and SunTrust Bank and accepted by the Borrower.

                "Fiscal Quarter" shall mean any fiscal quarter of the Borrower.

                "Fiscal Year" shall mean any fiscal year of the Borrower.

                "Fixed Charge Coverage Ratio" shall mean, as of any date, the ratio of (a) (i) Consolidated EBITDA minus (ii) the actual amount paid by the Borrower and its Subsidiaries in cash on account of Capital Expenditures and income tax expense to (b) Consolidated Fixed Charges, in each case measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

                "Foreign Lender" shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.

                "Foreign Subsidiary" shall mean any Subsidiary that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.

                "GAAP" shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of
Section 1.3.

                "Governmental Authority" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                "Guarantee" of or by any Person (the "guarantor") shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term "Guarantee" shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made (subject to any limitations on the liability of the guarantor contained in such Guarantee) or, if not so stated or determinable, the reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term "Guarantee" used as a verb has a corresponding meaning.

                "Hazardous Materials" shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                "Hedging Obligations" shall mean, for any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions, including without limitation any promissory notes issued to pay the Net Mark-to-Market Exposure of any Hedging Transactions that is terminated.

                "Hedging Transaction" shall mean, for any Person, any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

                "Indebtedness" of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and paid in accordance with the historical practices or to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent required to be consolidated in accordance with GAAP, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

                "Indemnified Taxes" shall mean Taxes other than Excluded Taxes.

                "Information Memorandum" shall mean the Confidential Information Memorandum dated April 2003 relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.

                "Interest Period" shall mean (a) with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:

                (i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

                (ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

                (iii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

                (iv) each principal installment of the Term Loans shall have an Interest Period ending on or prior to each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and

                (v) no Interest Period with respect to Revolving Loans may extend beyond the Revolving Commitment Termination Date, and no Interest Period with respect to Term Loans may extend beyond the Maturity Date.

and (b) with respect to any Swingline Loan, a period of time agreed to by the Borrower and the Swingline Lender.

                "Issuing Bank" shall mean SunTrust Bank or any other Lender that succeeds SunTrust Bank, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.23.

                "LC Commitment" shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrower for the issuance of Letters of Credit, in an aggregate face amount not to exceed $15,000,000.

                "LC Disbursement" shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

                "LC Documents" shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.

                "LC Exposure" shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus
(ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

                "Lenders" shall have the meaning set forth in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender and each additional Lender that joins this Agreement pursuant to Section 10.4.

                "Letter of Credit" shall mean any stand-by letter of credit issued pursuant to Section 2.23 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.

                "Leverage Ratio" shall mean, as of any date, the ratio of (i) Consolidated Total Funded Debt as of such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date, adjusted to include, on a pro forma basis, Consolidated EBITDA of any Person acquired by the Borrower or its Subsidiaries during such period assuming the consummation of such acquisition occurred on the first day of such period.

                "LIBOR" shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, the British Bankers' Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Bankers' Association for the display of such Association's Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Administrative Agent.

                "Lien" shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or similar preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

                "Loan Documents" shall mean, collectively, this Agreement, the Notes (if any), the LC Documents, the Subsidiary Guaranty Agreement, the Security Documents, all Notices of Borrowing, all Notices of
Conversion/Continuation and any and all other instruments, agreements, documents and certificates executed in connection with any of the foregoing.

                "Loan Parties" shall mean the Borrower and the Subsidiary Loan Parties.

                "Loans" shall mean all Revolving Loans, Swingline Loans and Term Loans in the aggregate or any of them, as the context shall require.

                "Material Adverse Effect" shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on,
(i) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform their respective obligations under the Loan Documents taken as a whole, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender, and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents. For the avoidance of doubt, the term "Material Adverse Effect," wherever it appears in the Loan Documents, shall be construed to apply to the Borrower and its Subsidiaries taken as a whole and not to the Borrower or any particular Subsidiary individually.

                "Maturity Date" shall mean, with respect to the Term Loans, the earlier of (i) May 15, 2007 or (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

                "Moody's" shall mean Moody's Investors Service, Inc.

                "Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

                "Net Mark-to-Market Exposure" of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. "Unrealized losses" shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and "unrealized profits" means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

                "Net Proceeds" shall mean 100% of all cash or cash equivalent proceeds received by the Borrower or any Subsidiary (other than from the Borrower or any Subsidiary) from (i) the issuance of any common or preferred stock or any other debt or equity securities, or any other additions to the equity, or contributions to the capital, of the Borrower or any Subsidiary; provided that, in the event the Borrower or any Subsidiary makes an acquisition permitted hereunder in which the acquisition consideration consists of an issuance of capital stock of the Borrower or a Subsidiary and cash is acquired as part of the assets of such acquired company, such cash shall not be included in Net Proceeds, (ii) any sale, lease, sale and leaseback, assignment, or other disposition of any asset or property of the Borrower or any Subsidiary (other than the sale of inventory or equipment in the ordinary course of business), or
(iii) any insurance proceeds or condemnation awards relating to any asset or property owned or leased by the Borrower or any Subsidiary; in each case net of all reasonable out-of-pocket costs incurred and paid by the Borrower or such Subsidiary in connection with such transaction (in each case paid to non-Affiliates); provided that any capital injected into any Subsidiary by HEICO Aerospace Holdings Corp.'s current shareholder, Lufthansa Technik AG, shall not be included in Net Proceeds unless such capital injection has the effect of increasing Lufthansa Technik AG's voting control of such Subsidiary to, or occurs at any time when Lufthansa Technik AG holds voting control in such Subsidiary of, thirty percent (30%) or more of the outstanding Capital Stock of such Subsidiary.

                "Notes" shall mean, collectively, the Syndicated Notes and the Swingline Note.

                "Notice of Conversion/Continuation" shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.8(b) hereof.

                "Notice of Revolving Borrowing" shall have the meaning set forth in Section 2.3.

                "Notice of Swingline Loan" shall have the meaning set forth in
Section 2.5.

                "Notices of Borrowing" shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Loan.

                "Obligations" shall mean all amounts owing by the Borrower to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all Hedging Obligations owing to the Administrative Agent, any Lender or any of their Affiliates relating to Indebtedness outstanding under this Agreement, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

                "Off-Balance Sheet Liabilities" of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person that do not create a liability on the balance sheet of such Person (in accordance with GAAP), (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

                "OSHA" shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

                "Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

                "Participant" shall have the meaning set forth in Section
10.4(d).

                "Patent Security Agreements" shall mean the Patent Security Agreements made in favor of the Administrative Agent, on behalf of itself and Lenders, by each applicable Loan Party.

                "Payment Office" shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

                "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

                "Perfection Certificate" shall have the meaning assigned to such term in the Security Agreement.

                "Permitted Encumbrances" shall mean:

                (i) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

                (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and similar Liens arising by operation of law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

                (iii) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

                (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

                (v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

                (vi) bankers' Liens of a bank or financial institution arising by operation of law with respect to funds, securities or other assets on deposit in such bank or financial institution;

                (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

                (viii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

provided, that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

                "Permitted Investments" shall mean:

                (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

                (ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody's and in either case maturing within 270 days from the date of acquisition thereof;

                (iii) certificates of deposit, bankers' acceptances and time deposits maturing within 365 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

                (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

                (v) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

                "Permitted Real Estate Debt" shall mean (i) debt incurred or assumed by the Borrower or its Subsidiaries which was incurred for the purpose of financing all or any part of the cost of acquisition or improvement of any Real Estate for use in the ordinary course of business of such Person in compliance with this Agreement and (ii) other debt incurred or assumed by the Borrower or its Subsidiaries in an amount not in excess of $10,000,000 at any time outstanding for the Borrower and its Subsidiaries on a consolidated basis that is secured by Real Estate; provided that in the case of clause (ii) above the Administrative Agent shall also have a second-priority Lien on such Real Estate as security for the payment of the Obligations, in form and substance satisfactory to the Administrative Agent.

                "Person" shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

                "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                "Pledge Agreement" shall mean that certain Pledge Agreement, dated as of the date hereof, executed by the Borrower and certain of its Subsidiaries in favor of the Administrative Agent for the benefit of the Lenders, together with all other pledge agreements, share charges and similar instruments executed by a Loan Party in connection herewith on the date hereof or after the Closing Date.


                "Projections" shall mean the Borrower's forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a segment-by-segment or division-by-division basis, if applicable, and otherwise consistent with the historical financial statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.

                "Pro Rata Share" shall mean, with respect to any Commitment of any Lender at any time, and all Loans, other Revolving Credit Exposure, or any payments or prepayments related thereto, a percentage, the numerator of which shall be such Lender's Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender's Revolving Credit Exposure and Term Loan, as applicable), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, the Revolving Credit Exposure and Term Loans of all Lenders).

                "Real Estate" shall mean all real property owned or leased by the Borrower and its Subsidiaries.

                "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

                "Related Parties" shall mean, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

                "Release" shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

                "Required Lenders" shall mean, at any time, Lenders holding 66 2/3% or more of the aggregate outstanding Revolving Commitments at such time, or if the Revolving Commitments have terminated, then Lenders holding 66 2/3% or more of the Revolving Credit Exposure and Term Loans.

                "Requirement of Law" for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                "Responsible Officer" shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the Compliance Certificate only, the chief financial officer of the Borrower.

                "Revolving Commitment" shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrower and to participate in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Annex I, as such annex may be amended pursuant to Section 2.5, or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing Revolving Commitment, the amount of the assigned "Revolving Commitment" as provided in the Assignment and Acceptance executed by such Person as an assignee, as the same may be increased or deceased pursuant to terms hereof.

                "Revolving Commitment Termination Date" shall mean the earliest of (i) May 15, 2006, as extended pursuant to Section 2.24 (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.9 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

                "Revolving Credit Exposure" shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans, LC Exposure and Swingline Exposure.

                "Revolving Loan" shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

                "Security Agreement" shall mean that certain Security Agreement, dated as of the date hereof, executed by the Borrower and each Domestic Subsidiary that is a Subsidiary Loan Party in favor of the Administrative Agent for the benefit of the Lenders, and each other security agreement executed from time to time in connection herewith.

                "Security Documents" shall mean, collectively, the Security Agreement, the Pledge Agreements, any Control Agreements, any Blocked Account Agreements, any Patent Security Agreements, any Trademark Security Agreements, the Perfection Certificate, and all other instruments and agreements now or hereafter securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements, fixture financing statements, stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.

                "S&P" shall mean Standard & Poor's, a Division of the McGraw-Hill Companies.

                "Solvent" means, with respect to any Person, that as of the date of determination, both (a)(i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent obligations to the extent required to be reflected as liabilities in the financial statements of such Person pursuant to GAAP) of such Person and (z) greater than the amount that will be required to pay the probable liabilities of such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and
(iii) such Person does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay such debts as they become due and (b) such Person is solvent within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers.

                "Subsidiary" shall mean, with respect to any Person (the "parent"), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled (whether pursuant to (i) above, by contractual agreement, or any combination thereof) by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to "Subsidiary" hereunder shall mean a Subsidiary of the Borrower. For purposes of this definition, "control", with respect to any Person, shall mean the power, directly or indirectly, to select a majority of the directors (or other Persons performing similar functions) of such Person.

                "Subsidiary Guaranty Agreement" shall mean the Subsidiary Guaranty Agreement, dated as of the date hereof and substantially in the form of Exhibit D, made by the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Lenders.

                "Subsidiary Guaranty Supplement" shall mean each supplement substantially in the form of Annex I to the Subsidiary Guaranty Agreement executed and delivered by a Subsidiary of the Borrower pursuant to Section 5.17.

                "Subsidiary Loan Party" shall mean any Subsidiary of the Borrower that guarantees the Obligations. For the avoidance of doubt, "Subsidiary Loan Party" shall exclude HT Parts, L.L.C. and Parts Advantage, LLC and HEICO International Corporation.

                "Swingline Commitment" shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $10,000,000.

                "Swingline Exposure" shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.5, which shall equal such Lender's Pro Rata Share of all outstanding Swingline Loans.

                "Swingline Lender" shall mean SunTrust Bank.

                "Swingline Loan" shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

                "Swingline Note" shall mean the promissory note of the Borrower payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit B.

                "Swingline Rate" shall mean, for any Interest Period agreed to by the Swingline Lender and the Borrower, the rate offered by the Swingline Lender and accepted by the Borrower. The Borrower is under no obligation to accept such rate and the Swingline Lender is under no obligation to provide it.

                "Syndicated Note" shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender's Revolving Commitment, in substantially the form of Exhibit A, evidencing such Lender's Revolving Commitment and its

Revolving Credit Exposure thereunder, and at any time after the Revolving Loans have been converted to Term Loans pursuant to Section 2.6, evidencing such Lender's Term Loan.

                "Synthetic Lease" shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an "operating lease" by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

                "Synthetic Lease Obligations" shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

                "Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                "Term Loan" shall mean, for any Lender, the term loan made by such Lender to the Borrower pursuant to Section 2.6, equal to its Revolving Loans and Swingline Exposure outstanding on the Revolving Commitment Termination Date.

                "Trademark Security Agreements" shall mean the Trademark Security Agreements made in favor of the Administrative Agent, on behalf of itself and Lenders, by each applicable Loan Party.

                "Type", when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

                "Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of Florida.

                "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                Section 1.2. Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a "Revolving Loan" or "Term Loan") or by Type (e.g. a "Eurodollar Loan" or "Base Rate Loan") or by Class and Type (e.g. "Revolving Eurodollar Loan"). Borrowings also may be classified and referred to by Class (e.g. "Revolving Borrowing") or by Type (e.g. "Eurodollar Borrowing") or by Class and Type (e.g. " Revolving Eurodollar Borrowing").

                Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any provision hereof for such purpose), then such provision shall be interpreted on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders.

                Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the word "to" means "to but excluding". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (iii) the words "hereof", "herein" and "hereunder" and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent's principal office, unless otherwise indicated and (vi) the words "material," "in any material respect," "materially" and words of similar import, wherever they may appear in the Loan Documents, shall be construed to qualify the obligations or representations and warranties, as applicable, of the Borrower and its Subsidiaries taken as a whole and not of the Borrower or any particular Subsidiary, individually. All certifications of officers of the Borrower and its Subsidiaries shall be deemed to be in their corporate (and not individual) capacities.

                                   ARTICLE II

                       AMOUNT AND TERMS OF THE COMMITMENTS

                Section 2.1. General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender's Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with
Section 2.23, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Credit Exposure exceed at any time the Aggregate

Revolving Commitment Amount from time to time in effect; and (v) each Lender severally agrees to permit the Borrower to convert its outstanding Revolving Loans with such Lender into Term Loans in a principal amount not exceeding such Lender's Revolving Commitment at the time of conversion, subject to the terms and conditions contained in Section 2.6 hereof.

                Section 2.2. Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender's Revolving Credit Exposure exceeding such Lender's Revolving Commitment, or (b) the sum of the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

                Section 2.3.    Procedure for Revolving Borrowings. The
Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 attached hereto (a "Notice of Revolving Borrowing")
(x) prior to 12:00 noon at least one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 12:00 noon at least three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $5,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.5(b) or Section 2.23(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed six. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender's Revolving Loan to be made as part of the requested Revolving Borrowing.

                Section 2.4. Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of
(i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

                Section 2.5. Procedure for Swingline Loan; Etc. (a) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Loan substantially in the form of Exhibit 2.5 attached hereto ("Notice of Swingline Loan") prior to 10:00 a.m. on the requested date of each Swingline Loan. Each Notice of Swingline Loan shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Loan. Each Swingline Loan shall accrue interest at the Swingline Rate or any other interest rate as agreed between the Borrower and the Swingline Lender and shall have an Interest Period (subject to the definition thereof) as agreed between the Borrower and the Swingline Lender. The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Loan not later than 1:00 p.m. on the requested date of such Swingline Loan.

                (b) The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with
Section 2.7, which will be used solely for the repayment of such Swingline Loan.

                (c) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

                (d) Each Lender's obligation to make a Base Rate Loan pursuant to Section 2.5(b) or to purchase the participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender's Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Administrative

Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender's participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

                Section 2.6.    Conversion of Revolving Loans to Term Loans.

                (a) At least 60 but not more than 90 days prior to the Revolving Commitment Termination Date, the Borrower, by delivering a written request to the Administrative Agent (a "Term Loan Conversion Request"), may request that on the Revolving Commitment Termination Date, all or a portion of the outstanding Revolving Loans and Swingline Loans be converted into Term Loans, to be funded by the Lenders pro rata based on their Pro Rata Shares of the Revolving Credit Exposure on the Revolving Credit Termination Date (the "Term Loan Conversion Option"); provided, however, that the Term Loan Conversion Option will not be available to the Borrower if (i) any Default or Event of Default shall have occurred and be continuing, or (ii) the Revolving Commitment Termination Date for any portion of the Revolving Commitments shall have been extended pursuant to Section 2.24, or otherwise. The Term Loan Conversion Request shall include the dollar amount of all outstanding Revolving Loans and Swingline Loans that the Borrower is requesting to be converted. Any outstanding Obligations that are not converted to Term Loans pursuant to this Section shall be due and payable in full on the Revolving Commitment Termination Date. Upon receipt of such Term Loan Conversion Request, the Administrative Agent shall promptly deliver copies thereof to the Lenders.

                (b) If the Term Loan Conversion Option is available to the Borrower, then promptly upon receipt of the Term Loan Conversion Request, and no later than 45 days prior to the Revolving Commitment Termination Date, the Lenders shall indicate to the Administrative Agent the Applicable Margins at which the Term Loans will bear interest over LIBOR and Base Rate after the Revolving Commitment Termination Date, and the Administrative Agent shall promptly notify the Borrower thereof (the "Applicable Margin Notice"). If the Borrower accepts the proposed Applicable Margins in the Applicable Margin Notice, it shall promptly notify the Administrative Agent and the Lenders, and subject to the conditions set forth in clause (c) below, all outstanding Swingline Loans and Revolving Loans shall automatically convert to Term Loans on the Revolving Commitment Termination Date, to be funded pro rata by all Lenders based on their Pro Rata Share of the Revolving Credit Exposure immediately prior thereto. If the Borrower notifies the Administrative Agent that it does not accept the proposed Applicable Margins in the Applicable Margin Notice, or the Administrative Agent receives no response from the Borrower no later than 30 days prior to the Revolving Commitment Termination Date, or the conditions to conversation set forth in clause (c) below are not met on the Revolving Commitment Termination Date, then the Borrower shall be deemed to have terminated its request to convert the Revolving Loans and Swingline Loans to Term Loans, and all outstanding Obligations shall be due and payable in full on the Revolving Commitment Termination Date, as if the Term Loan Conversion Request had not been delivered.

                (c) Notwithstanding anything set forth above, the Revolving Loans and Swingline Loans will NOT convert into Term Loans on the Revolving Commitment Termination Date unless (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Revolving Commitment Termination Date for any portion of the Revolving Commitments shall not have been extended pursuant to Section 2.24 or otherwise, (iii) all conditions to borrowing set forth in
Section 3.2 are satisfied on the Revolving Commitment Termination Date, (iv) all Letters of Credit have expired or been cash collateralized in accordance with the terms of this Agreement and (v) the Borrower delivers a certificate to the Administrative Agent dated as of the Revolving Commitment Termination Date executed by a Responsible Officer and certifying that the conditions set forth in this clause (c) have been met.

                (d) If the conditions set forth in clause (c) above are satisfied and the Revolving Loans and all Swingline Loans are converted into Term Loans, on the Revolving Commitment Termination Date, the Lenders shall reallocate their outstanding Loans such that the Term Loans are shared pro rata based upon their respective Pro Rata Shares, and the Applicable Margins shall be adjusted in accordance with the terms of the Applicable Margin Notice. The Term Loans shall be evidenced by the Syndicated Notes.

                (e) The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan of such Lender in equal quarterly installments on July 31, 2006, October 31, 2006, January 31, 2006 and May 15, 2007, with each such installment equal to 25% of the Term Loans outstanding on the Revolving Commitment Termination Date immediately after the Term Loan Conversion Option was exercised; provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans and all other Obligations shall be due and payable on the Maturity Date.

                Section 2.7.    Funding of Borrowings.

                (a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.5. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower's option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

                (b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

                (c) All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

                (d) The Borrower will use the proceeds of all Loans made on the Closing Date to refinance the outstanding obligations under the Existing Credit Agreement and to pay transaction costs related thereto, and the Borrower will use the proceeds of all Loans made after the Closing Date to fund future acquisitions permitted hereunder, to provide working capital and for other general corporate purposes of the Borrower and its Subsidiaries.

                Section 2.8.    Interest Elections.

                (a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

                (b) To make an election pursuant to this Section, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.8 attached hereto (a "Notice of Conversion/Continuation") that is to be converted or continued, as the case may be, (x) prior to 12:00 p.m. at least one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 12:00 p.m. at least three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such

Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of "Interest Period". If any such Notice of Continuation/Conversion requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

                (c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

                (d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

                Section 2.9.    Optional Reduction and Termination of
Commitments.

                (a) Unless previously terminated in accordance with the terms hereof, all Revolving Commitments (including the LC Commitments and the Swingline Commitment) shall terminate on the Revolving Commitment Termination Date.

                (b) Upon at least three (3) Business Days' prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.9 shall be in an amount of at least $1,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the outstanding Revolving Credit Exposures of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the aggregate principal amount of the Swingline Commitment and the LC Commitment shall result in a reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment and the LC Commitment, proportionate to the unused portion of each such Commitment.

        Section 2.10.   Repayment of Loans.

                (a) The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon and Fees related thereto) on the Revolving Commitment Termination Date.

                (b) The principal amount of each Swingline Loan shall be due and payable (together with accrued and unpaid interest thereon) on the earlier of (i) the last day of the Interest Period applicable to such Swingline Loan and
(ii) the Revolving Commitment Termination Date.

                (c)     If the Lenders make any Term Loans in accordance with
Section 2.6, the Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan of such Lender in installments payable in accordance with Section 2.6; provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans (together with accrued and unpaid interest thereon) shall be due and payable on the Maturity Date.

                Section 2.11. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.8, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.8, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender's Pro Rata Share thereof. Absent manifest error, the entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

                (b) At the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will execute and deliver to such Lender a Syndicated Note and, in the case of the Swingline Lender only, a Swingline Note, payable to the order of such Lender.

                Section 2.12. Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, 11:00 a.m. not less than one Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Loans, prior to 11:00 a. m.

on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender's Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.14(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.20. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and in the case of a prepayment of a Term Loan Borrowing, to principal installments in inverse order of maturity.

                Section 2.13.   Mandatory Prepayments.

                (a) If at any time the aggregate outstanding principal amount of Revolving Loans exceeds the Aggregate Revolving Commitments the Borrower shall immediately repay the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.20. Each prepayment of a Borrowing shall be applied ratably to the Swingline Loans, to the full extent thereof, then to the Revolving Base Rate Loans to the full extent thereof, and then to Revolving Eurodollar Loans to the full extent thereof.

                (b) Immediately upon receipt by the Borrower or any of its Subsidiaries of proceeds of any sale or disposition by the Borrower or such Subsidiary of any of its assets (excluding sales of inventory in the ordinary course of business), or the receipt of any condemnation awards or insurance proceeds relating to any asset or property owned or leased by the Borrower or any of its Subsidiaries (except to the extent that (i) the proceeds of such insurance or condemnation award are used to repair or replace the asset or property to which they relate and for which they were received and (ii) the Borrower and its Subsidiaries, as the case may be, make diligent efforts to complete such repair or replacement in a commercially reasonable timeframe (provided that a Default or Event of Default shall not have occurred and be continuing), and except as otherwise required by the Bond Documents), the Borrower shall prepay the Loans in an amount equal to the Net Proceeds of all such awards and proceeds.

                (c) If the Borrower or any of its Subsidiaries incurs any Indebtedness or issues any equity securities (other than Indebtedness permitted under Section 7.1, and equity securities issued by a Subsidiary of the Borrower to the Borrower or another Subsidiary), then no later than the Business Day following the date of receipt of the Net Proceeds thereof, the Borrower shall prepay the Loans in an amount equal to all such Net Proceeds.

                (d) Any prepayments made by the Borrower pursuant to Sections 2.13(b) or (c) above shall be applied as follows: first, to Administrative Agent's fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all other Fees and reimbursable expenses of the Lenders and the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such Fees and expenses; third, to interest then due and payable on the Loans made to the Borrower, pro rata to the Lenders based on their respective Pro Rata Shares of such Loans; fourth, to the principal balance of the Term Loans, pro rata to the Lenders based on their respective Pro Rata Shares of the Term Loans; fifth to the principal balance of the Swingline Loans, to the Swingline Lender; sixth, to the principal balance of the Revolving Loans, pro rata to the Lenders based on their respective Pro Rata Shares of the Revolving Loans; and seventh to the outstanding amount of any LC Exposure to provide cash collateral therefor in the manner set forth in Section 2.23(g), until all such LC Exposure has been fully cash collateralized in the manner set forth in Section 2.23(g). The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses fifth, sixth and seventh above unless a Default or Event of Default has occurred and is continuing. The prepayment requirements set forth in Sections 2.13(b) and (c) shall be subject to a cumulative exception, at the option of the Borrower, in an aggregate amount not to exceed $1,000,000 during any twelve month period.

                Section 2.14.   Interest on Loans.

                (a) The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margins in effect from time to time.

                (b) The Borrower shall pay interest on each Swingline Loan at the Swingline Rate in effect from time to time.

                (c) Notwithstanding clauses (a) and (b) above, while an Event of Default exists, at the option of the Required Lenders, and after acceleration, the Borrower shall pay interest ("Default Interest") with respect to all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans, all Swingline Loans and all other Obligations hereunder (other than Loans), at an all-in rate in effect for Base Rate Loans, plus an additional 2% per annum.

                (d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date and the Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

                (e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

                Section 2.15.   Fees.

                (a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

                (b) The Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders a commitment fee, which shall accrue at the Applicable Commitment Fee Percentage per annum (determined daily in accordance with Schedule I) on the average daily amount of the unused Revolving Commitments of the Lenders during the Availability Period. For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

                (c) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender's LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of each Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.10% per annum on the average daily amount of the LC Exposure during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank's standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase interest on the Loans to the Default Interest pursuant to Section 2.14(c), the letter of credit fees payable pursuant to clause (i) above shall automatically be increased by an additional 2% per annum.

                (d) The Borrower shall pay to the Administrative Agent, for the ratable benefit of each Lender, the closing fee previously agreed upon by the Borrower and the Administrative Agent, which shall be due and payable on the Closing Date.

                (e) Accrued fees (other than the closing fee referenced in paragraph (d)) shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on June 30, 2003 and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

                Section 2.16. Computation of Interest and Fees. Interest hereunder based on the Administrative Agent's prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other computations of interest and fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

                Section 2.17. Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

                (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

                (ii) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. In the case of Eurodollar Loans, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Revolving Borrowing for which a Notice of Revolving Borrowing has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

                Section 2.18. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Revolving Borrowing, such Lender's Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such

Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

                Section 2.19.   Increased Costs.

                (a)     If any Change in Law shall:

                (i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO
        Rate) or the Issuing Bank; or

                (ii) impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

                (b) If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital (or on the capital of such Lender's or the Issuing Bank's parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's parent corporation could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies or the policies of such Lender's or the Issuing Bank's parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's parent corporation for any such reduction suffered.

                (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within 10 days after receipt thereof.

                (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or the Issuing Bank under this Section for any increased costs or reductions incurred more than twelve (12) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such twelve-month period shall be extended to include the period of such retroactive effect.

                Section 2.20. Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense (other than lost profits) attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.20, showing a calculation of the amount payable in reasonable detail to the extent reasonably practicable, submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

                Section 2.21.   Taxes.

                (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the Issuing Bank (as the case may

be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive, absent manifest error.

                (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender's conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as "portfolio interest" exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of

Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

                Section 2.22. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

                (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.19, 2.20 or 2.21, or otherwise) prior to 11:00 a.m. (Atlanta, GA time), on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.19, 2.20 and 2.21 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

                (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

                (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion (each a "Purchasing Lender") shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered or the Purchasing Lender is otherwise required to return or restore any such payment, such participations shall be rescinded and each other Lender shall, promptly after request from the Administrative Agent or the Purchasing Lender, return to the Purchasing Lender the purchase price for such participation to the extent of such recovery or the amount otherwise returned or restored by the Purchasing Lender, without interest, and
(ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

                (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

                (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5(b), 2.23(c) or (d), 2.7(b) or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

                Section 2.23.   Letters of Credit.

                (a) During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.23(d), agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is at least one (1) Business Day prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $50,000; and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance
(A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate LC Exposure, plus the aggregate outstanding Revolving Loans and Swingline Loans of all Lenders would exceed the Aggregate Revolving Commitment Amount. Upon the issuance of each Letter of Credit each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in such Letter of Credit equal to such Lender's Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

                (b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

                (c) At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.23(a) or (2) that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank's usual and customary business practices.

                (d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. (Atlanta, GA time) on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.7. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

                (e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender's obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

                (f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraph (e) of this Section 2.23 on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Default Rate.

                (g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f) or (g) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Borrower agrees to execute any documents and/or certificates that may be necessary to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

                (h) Promptly following the end of each Fiscal Quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit outstanding at the end of such Fiscal Quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

                (i) The Borrower's obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

                        (i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;

                        (ii) The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

                        (iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

                        (iv) Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

                        (v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder; or

                        (vi) The existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

                (j) Each Letter of Credit shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time, and, to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 10.5.

                Section 2.24.   Extension of Revolving Commitment Termination
Date.

                (a) At least 60 but not more than 90 days prior to the first two anniversaries of the Closing Date, the Borrower, by delivering a written request to the Administrative Agent (such request being irrevocable), may request that the Revolving Commitment Termination Date be extended for an additional one-year period. Upon receipt of such notice, the Administrative Agent shall promptly communicate such request to the Lenders.

                (b) No earlier than 60 days prior, and no later than 45 days prior, to such anniversary, the Lenders shall indicate to the Administrative Agent whether the Borrower's request to so extend such Revolving Commitment Termination Date is acceptable to the Lenders, it being understood that the determination by each Lender will be in its sole and absolute discretion and that the failure of any Lender to so respond within such period shall be deemed to constitute a refusal by such Lender to consent to such request, with the result being that such request is denied. The Administrative Agent shall notify the Borrower, in writing, of the Lenders' decisions no later than 30 days prior to such anniversary.

                (c) Subject to the satisfaction of the conditions set forth in
Section 3.2, in the event that all of the Lenders have consented to the Borrower's request to extend the Revolving Commitment Termination Date, the Revolving Commitment Termination Date shall be extended for an additional one-year period.

                Section 2.25. Mitigation of Obligations. If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.19 or Section 2.21, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

                Section 2.26. Replacement of Lenders. If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.21, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.21, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

                                   ARTICLE III

               CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

                Section 3.1. Conditions To Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the first date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

                (a) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or SunTrust Capital Markets, Inc., as Arranger.

                (b) The Administrative Agent (or its counsel) shall have received the following:

                        (i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

                        (ii) if requested by any Lender, a duly executed Syndicated Note payable to such Lender, and a duly executed Swingline Note payable to the Swingline Lender;

                        (iii) the Subsidiary Guaranty Agreement, duly executed by each Subsidiary Loan Party;

                        (iv) evidence that all outstanding "Obligations" (as defined in the Existing Credit Agreement) will be repaid in full upon funding of the initial Loan and that the Existing Credit Agreement will be terminated on the Closing Date, in form and substance satisfactory to the Administrative Agent;

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                        (v)     the Security Agreement, duly executed by the
        Borrower and each Subsidiary Loan Party, together with (A) UCC financing statements and other applicable documents under the laws of the jurisdictions with respect to the perfection of the Liens granted under the Security Agreement, as requested by the Administrative Agent in order to perfect such Liens, duly executed or authorized (as appropriate) by the Borrower and the Subsidiary Loan Parties, (B) copies of favorable UCC, tax, judgment and lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Borrower and the Subsidiary Loan Parties requested by the Lenders, indicating that there are no prior Liens on any of the Collateral other than Liens permitted under Section 7.2 hereof, (C) a Perfection Certificate duly completed and executed by the Borrower, (D) duly executed landlord waivers as reasonably requested by the Administrative Agent and (E) a certified copy of all material real property leases;

                        (vi) the Pledge Agreement, duly executed by the Borrower and each of its Domestic Subsidiaries that owns another Subsidiary of Borrower, together with (A) original certificates evidencing the issued and outstanding shares of Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, (B) stock powers or other appropriate instruments of transfer executed in blank, and (C) executed originals of all promissory notes evidencing Indebtedness represented by promissory notes between the Loan Parties, in form and substance satisfactory to the Administrative Agent, endorsed in blank;

                        (vii) The Trademark Security Agreements and Patent Security Agreements, each dated the Closing Date and duly executed by each Loan Party which owns Trademarks and/or Patents, as applicable, all in form and substance reasonably satisfactory to the Administrative Agent, together with all instruments, documents and agreements executed pursuant thereto;

                        (viii) Blocked Account Agreements for (i) all deposit and disbursement bank accounts maintained with the Lenders and (ii) for any other deposit and disbursement bank account maintained with other financial institutions to the extent that the average balances in such accounts, during any one-month period, exceeds $5,000,000, in the aggregate, in each case in form and substance reasonably satisfactory to the Administrative Agent;

                        (ix) a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, or partnership agreement or limited liability company operating agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

                        (x) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such

        Loan Party and each other jurisdiction where the failure of any Loan Party to be qualified to do business as a foreign corporation or limited liability company, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                        (xi) favorable written opinions from counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request;

                        (xii) a certificate, dated the Closing Date and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraphs (a), (b) and (c) of Section 3.2;

                        (xiii) a Notice of Borrowing duly executed by the Borrower;

                        (xiv) a funds disbursement agreement duly executed by the Borrower;

                        (xv) certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any material Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired and no investigation or inquiry by any Governmental Authority related thereto shall be ongoing;

                        (xvi) copies of (A) the internally prepared quarterly financial statements of Borrower and its Subsidiaries on a consolidated basis for the Fiscal Quarter ending on January 31, 2003, and (B) the audited consolidated financial statements for Borrower and its Subsidiaries for the Fiscal Years ended 2000, 2001 and 2002;

                        (xvii) a certificate, dated the Closing Date and signed by the chief financial officer of each Loan Party, confirming the solvency of each Loan Party before and after giving effect to all transactions contemplated by the Transaction Documents, together with a Pro Forma Balance Sheet for Borrower as of the Closing Date;

                        (xviii) certificates of insurance issued on behalf of insurers of the Borrower and its Subsidiaries, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrower and its Subsidiaries, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by the Administrative Agent, in favor of the Administrative Agent, on behalf of Lenders;

                        (xix) Satisfactory review of all accounts and inventory, in form and substance reasonably satisfactory to the Administrative Agent; and

                        (xx) Control Agreements from (i) all securities intermediaries with respect to all securities accounts and securities entitlements of any Loan Party, and (ii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by any Loan Party, to the extent that the aggregate balance in such accounts on the Closing Date exceeds $2,500,000, in each case in form and substance reasonably satisfactory to the Administrative Agent.

                Section 3.2. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

                (a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

                (b) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto (except to the extent such representations and warranties relate solely to an earlier date and except for changes therein expressly permitted or expressly contemplated by the Loan Documents);

                (c) since the date of the annual financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

                (d) after giving effect to such Borrowing or Letter of Credit, the Revolving Credit Exposure will not exceed the Aggregate Revolving Commitment Amount;

                (e) the Borrower shall have delivered the required Notice of Borrowing; and

                (f) the Administrative Agent shall have received such other documents, certificates or information as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

                Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section 3.2.

                Section 3.3. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory in all respects to the Administrative Agent.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

                Section 4.1. Corporate Existence; Compliance with Law; Name History. Each of the Borrower and its Subsidiaries is a corporation or limited liability company duly incorporated or organized (as applicable), validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Borrower and its Subsidiaries has all requisite power (corporate and otherwise) to own and operate its properties and to carry on its business as now being conducted, and, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect (i) is duly qualified as a foreign corporation or limited liability company to do business in every jurisdiction in which the nature of its business or the ownership of its properties makes such qualification necessary and is in good standing in such jurisdictions, and (ii) has all licenses and permits necessary to carry on and conduct its business in all states and localities wherein it now operates. Each of the Borrower and its Subsidiaries is, and for so long as this Agreement remains in effect will remain, in compliance with all other requirements of law, rule, or regulation applicable to it or to its business, including without limitation any and all city, county, state, or federal legal or regulatory requirements, requirements of any governmental protective agencies, Federal Aviation Administration, Office of Safety and Health Administration, Federal and State land sales statutes, regulations governing Developments of Regional Impact (DRI's), any and all equal opportunity laws or regulations, and any and all court or regulatory orders, or other legal, judicial, or regulatory requirements applicable to it or its business, except in each case where the failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the Borrower does not have any direct or indirect Subsidiaries, except for those described in the Perfection Certificate. As of the Closing Date and except as set forth in the Perfection Certificate, neither the Borrower nor any of its Subsidiaries has merged, changed its name, or done business under a fictitious name during the past five years.

                Section 4.2. Corporate Power and Authorization to Execute Loan Documents; No Conflict; No Consent. Each of the Borrower and the Subsidiary Loan Parties has the corporate or other requisite power and authority to execute and deliver the Loan Documents to be executed by it and to perform its obligations thereunder and has taken all corporate or other requisite action necessary to authorize the execution, delivery, and performance of such Loan Documents and to authorize the transactions contemplated thereby. The execution, delivery, and performance by each of the Borrower and each Subsidiary Loan Party of the Loan Documents to be executed by it does not: (a) contravene, conflict with, result in the breach of, or constitute a violation of or default under (i) the certificate of incorporation or organization, bylaws, operating agreement or other governing document of the Borrower or such Subsidiary Loan Party, (ii) any applicable law, rule, regulation, judgment, order, writ, injunction, or decree of any court or Governmental Authority or (iii) any indenture or any material agreement or instrument to which the Borrower or any

Subsidiary Loan Party is a party or by which the Borrower or any Subsidiary Loan Party or any of its property may be bound or affected; or (b) result in the creation of any Lien upon any property or assets of the Borrower or any Subsidiary Loan Party pursuant to any of the foregoing (except Liens created under the Loan Documents). No consent, license, or authorization of, or filing with, or notice to, any Person or entity (including, without limitation, any Governmental Authority), is necessary or required in connection with the execution, delivery, performance, validity, or enforceability of the Loan Documents and the transactions as contemplated thereunder, except for (i) consents, licenses, authorizations, filings, and notices which have already been obtained or performed and of which Administrative Agent has been provided written notice, or which are referred to or disclosed in the Loan Documents and
(ii) filings necessary to perfect Liens created under the Loan Documents. Any consents, licenses, authorizations, filings, or notices which have been obtained remain in full force and effect.

                Section 4.3. Enforceable Obligations. The Loan Documents constitute legal, valid, and binding agreements and obligations of the Borrower and each Subsidiary Loan Party, enforceable against the Borrower and each Subsidiary Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                Section 4.4.    Financial Condition.

                (a) The consolidated financial statements (including the notes thereto) as of the Fiscal Year ended October 31, 2002 and the Fiscal Quarter ended January 31, 2003, of the Borrower and its Subsidiaries, copies of which have been furnished to Administrative Agent and Lenders, are correct, complete in all material respects, and fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date of the financial statements and present the results of the operations of the Borrower and its Subsidiaries, taken as a whole, for the period covered thereby in conformity with GAAP applied on a Consistent Basis, subject to non-material changes resulting from normal, recurring year-end adjustments.

                (b) The financial statements described above have been prepared in accordance with GAAP applied on a Consistent Basis maintained throughout the period involved.

                (c) Since October 31, 2002, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

                (d) The Borrower and its Subsidiaries, when taken as a whole, do not have any material direct or contingent liabilities, liabilities for taxes, long-term leases, or unusual forward or long-term commitments as of the date of this Agreement which are not disclosed by, provided for, or reserved against in the foregoing financial statements or referred to in notes thereto, and at the date of this Agreement there are no material unrealized or anticipated losses of the Borrower and its Subsidiaries, when taken as a whole.

                Section 4.5.    No Litigation.

                (a) Except as set forth in Schedule 4.5, there is no suit or proceeding at law or in equity or other proceeding or investigation (including proceedings by or before any court, arbitrator, governmental or administrative commission, board, bureau, or other administrative agency) pending, or to the knowledge of the Borrower threatened, against the Borrower, against any of its Subsidiaries, or against any of its or their properties, existence, or revenues (i) which, individually or in the aggregate could reasonably be expected to be adversely determined, and if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (ii) regardless of outcome, which would be required to be disclosed in notes to any consolidated balance sheets as of the date hereof of the Borrower and its Subsidiaries prepared in reasonable detail in accordance with GAAP, or (iii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

                (b) Except as set forth in Schedule 4.5, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become liable for any Environmental Liability, (iii) has received notice of any claim asserting that the Borrower or any of its Subsidiaries may be liable for any Environmental Liability or (iv) knows of any basis for any Environmental Liability for which the Borrower or any of its Subsidiaries could reasonably be expected to become liable, in each case if the effect thereof could reasonably be expected to result in a Material Adverse Effect.

                Section 4.6.    Investment Company Act; Regulation.

                (a) Neither the Borrower nor any of its Subsidiaries is an "investment company," an "affiliated person" of, or "promoter" or "principal underwriter" for, any "investment company," or a company "controlled" by an "investment company," and the neither the Borrower nor any of its Subsidiaries is an "investment advisor" or an "affiliated person" of an "investment advisor" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended). Neither the making of the Loans, nor the establishment of the credits hereunder, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate the provisions of the foregoing Act or any rule, regulation, or order promulgated thereunder.

                (b) Neither the Borrower nor any of its Subsidiaries is subject to regulation under any state or local public utilities code or federal, state, or local statute or regulation limiting the ability of the Borrower or any Subsidiary to incur indebtedness for money borrowed.

                Section 4.7. Disclosure and No Untrue Statements. No representation or warranty or statement made by the Borrower or by any Subsidiary Loan Party in the Loan Documents or in any schedule or exhibit thereto, or in any certificate, report, statement, or other document or written information furnished to the Administrative Agent in connection with or prior to the Loan Documents (when taken as a whole and as modified or supplemented by other written information so furnished), or which will be made or furnished by the Borrower or any Subsidiary Loan Party from time to time in connection with the Loan Documents, contains any misrepresentation or untrue statement of any material fact or omits to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact known to the Borrower which could reasonably be expected to have a

Material Adverse Effect, which has not been set forth or referred to in the Loan Documents or otherwise disclosed in writing to Administrative Agent.

                Section 4.8. Title to Assets; Leases in Good Standing. The Borrower and each of its Subsidiaries has good and marketable title in fee to such of its fixed assets as are real property and good and marketable title to its other properties and assets, including the properties and assets reflected in the financial statements and notes thereto described in Section 4.4, except where the failure to have such title could not reasonably be expected to have a Material Adverse Effect, and except for such assets as have been disposed of in the ordinary course of business. All such properties and assets are free and clear of all Liens, mortgages, pledges, security interests, charges, title retention agreements, or other Liens of any kind, except those permitted under
Section 7.2, if any. Each of the Borrower and its Subsidiaries enjoys peaceful and undisturbed possession under all leases, the termination of which could be reasonably expected to have a Material Adverse Effect, and all such leases are valid, subsisting, and in full force and effect and neither the Borrower nor any Subsidiary is in violation of any material term of any such lease. The total fair market value, in the aggregate, of all of the assets of the Borrower's Subsidiary HEICO Aerospace Holdings Corp. is less than $1,000,000, and at all times hereunder will be less than $1,000,000, in each case, excluding the value of Capital Stock of its direct Subsidiaries, and except as permitted pursuant to
Section 7.11.

                Section 4.9. Payment of Taxes. Each of the Borrower and, to the extent required, its Subsidiaries, has filed or caused to be filed all federal, state, and local tax returns which are required to be filed by it and has paid or caused to be paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due, other than taxes being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP or except to the extent that the total liability for such taxes does not exceed $1,000,000, and no controversy in respect of additional taxes of the Borrower or its Subsidiaries which will have or is reasonably likely to have a Material Adverse Effect, is pending, or, to the knowledge of the Borrower, threatened.

                Section 4.10. No Default Under Agreement or Instruments; Compliance with Laws. Each of the Borrower and its Subsidiaries is in full compliance with and is not in default in the performance, observance, or fulfillment of any obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, except where such failure could not reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary is in compliance with all Requirements of Law and all judgments, decrees and orders of any Governmental Authority, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                Section 4.11. Patents, Trademarks, Licenses, Etc. Each of the Borrower and each of its Subsidiaries owns, possesses, or has the right to use, and holds free from burdensome restrictions or known conflicts with the rights of others, all patents, patent rights, licenses, Parts Manufacturing Approvals (PMA's) issued by the Federal Aviation Administration, trademarks and service marks, trademark and service mark rights, trade names, trade name rights, and copyrights, and all rights with respect to the foregoing, necessary to conduct its business as now conducted, and is in full compliance with the terms and conditions, if any, of all such patents, patent rights, licenses, trademarks and service marks, trademark and service mark rights, trade names, trade name rights, or copyrights and the terms and conditions of any agreements relating thereto, except where such failure could not reasonably be expected to have a Material Adverse Effect.

                Section 4.12. Government Contract. Neither the Borrower nor any Subsidiary of the Borrower is subject to the renegotiation of any government contract in any material amount, except where such renegotiations could not reasonably be expected to have a Material Adverse Effect.

                Section 4.13. ERISA Requirement. Except as previously disclosed to Administrative Agent in writing, neither the Borrower nor any Subsidiary has in force any pension plan subject to Title IV of ERISA. Neither the Borrower nor any Subsidiary has ever terminated a pension plan subject to Title IV of ERISA. In addition, neither the Borrower nor any predecessor of the Borrower, nor any Subsidiary or any predecessor of such Subsidiary, is now or was formerly during the five year period immediately preceding the effective date of this Agreement a participating employer in any multi-employer plan within the meaning of 001(1)(a)(3) of ERISA. Each employee benefit plan maintained by the Borrower or any Subsidiary which is subject to the requirements of ERISA substantially complies with all of the requirements of ERISA, except to the extent that any such noncompliance would not result in a liability to the Borrower or any Subsidiary in excess of $2,500,000, in the aggregate, and those plans which are subject to being "qualified" under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended from time to time, have since their adoption been "qualified" and have received favorable determination letters from the Internal Revenue Service so holding (or have remaining a period of time under any Internal Revenue Service pronouncement in which to apply for such determination letters). To the best knowledge of the Borrower, there is no matter which could reasonably be expected to adversely and materially affect the qualified tax exempt status of any such trust or plan, and except as previously disclosed to Administrative Agent, there are no deficiencies for any such plan or trust. To the best knowledge of the Borrower, no employee benefit plan sponsored by the Borrower or any Subsidiary has engaged in a non-exempt "prohibited transaction" as defined in ERISA.

                Section 4.14. Solvency. The Borrower is, and on and after the consummation of the transactions contemplated herein will be, Solvent. Each Subsidiary of the Borrower is, and on and after the consummation of the transactions contemplated herein will be, Solvent.

                Section 4.15. Location of Offices. As of the Closing Date, the Perfection Certificate contains a true and correct statement with respect to the Borrower and each Subsidiary of its chief executive office and principal place of business. As of the Closing Date, the chief executive office, the principal place of business, and the office where all books and records of the Borrower and each Subsidiary of the Borrower are kept is at the location described with respect to the Borrower or such Subsidiary on the Perfection Certificate.

                Section 4.16. Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

                Section 4.17. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower's knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower's knowledge, threatened against any of them before any Governmental Authority, except to the extent such proceedings could not reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

                The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder, any Letter of Credit remains outstanding or any Obligation remains unpaid or outstanding:

                Section 5.1. Financial Reports and Other Information. The Borrower will deliver or cause to be delivered to Administrative Agent the following:

                (a) As soon as practicable and in any event within forty-five (45) days after the end of each of the first, second and third Fiscal Quarters, then current financial statements of the Borrower and its Subsidiaries for such Fiscal Quarter, including without limitation a balance sheet as of the last day of such quarter, a statement of income for such quarter and cumulative year-to-date, and related statement of cash flows for such Fiscal Quarter for the Borrower and its Subsidiaries, all in reasonable detail and satisfactory in scope to Required Lenders and certified by the chief financial officer of the Borrower as to the fairness, completeness and accuracy in all material respects of such financial statements and that the same have been prepared in accordance with GAAP applied on a Consistent Basis, subject to changes resulting from normal year-end adjustments;

                (b)     As soon as practicable and in any event within ninety
(90) days after the end of each Fiscal Year, the then current audited financial statements of the Borrower and its Subsidiaries for such Fiscal Year, including the balance sheet as of the end of such Fiscal Year, and related statements of income, retained earnings, and cash flows for such Fiscal Year for the Borrower and its Subsidiaries, setting forth in each case in comparative form figures for the corresponding period in the preceding Fiscal Year, all in reasonable detail and satisfactory in scope to Required Lenders and, with respect to consolidated financial statements for the Borrower, certified by and containing an unqualified opinion of Deloitte & Touche LLP, or other independent certified public accountants of recognized national standing, which accountants shall be selected by the Borrower and satisfactory to the Administrative Agent, and certified by the chief financial officer of the Borrower as to the fairness, completeness and accuracy in all material respects of such financial statements and that the same have been prepared in accordance with GAAP applied on a Consistent Basis;

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

                (c)     Together with delivery of the items required in clause
(b), a detailed report of the Borrower's projections of its revenues, expenses, results of operations, cash flows and financial position for the next Fiscal Year, in such degree of specificity as may be reasonably requested by Administrative Agent, and including without limitation projected income statements, balance sheets and cash flow statements for each quarter of the next Fiscal Year for the Borrower and its Subsidiaries;

                (d) Within thirty (30) days after receipt thereof, copies of any management audit letters provided to the Borrower by the independent certified public accountant who prepared Borrower's financial statements;

                (e) As soon as practicable and in any event within forty-five (45) days after the end of each Fiscal Quarter, a copy of any quarterly 10-Q report or any other report filed by the Borrower with the United States Securities and Exchange Commission during or for such quarter, if any;

                (f)     As soon as practicable and in any event within ninety
(90) days after the end of each Fiscal Year, a copy of the annual 10-K report filed by the Borrower with the United States Securities and Exchange Commission if any;

                (g) Together with each delivery of the items required by clauses (a) and (b) above, a Compliance Certificate executed by the principal financial officer of the Borrower, (i) containing computations in reasonable detail indicating compliance with Sections 6.1(a), (b) and (c) hereof, (ii) certifying that the financial statements referred to in clauses (a) and (b) have been filed with the United States Securities and Exchange Commission, the certifications to the United States Securities and Exchange Commission required under Sections 302(a) and 906(a) of the Sarbanes-Oxley Act of 2002, as amended, have been made, and such certifications are true and correct, (iii) certifying the matters contained in Sections 3.2 (a), (b) and (c) hereof as of such date (or specifying all exceptions thereto and what actions the Borrower is taking or proposes to take with respect thereto), (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the Borrower's audited financial statements delivered in connection with Sections 4.4 or 5.1 hereto, as applicable, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (v) certifying that the financial statements fairly present the financial condition of the Borrower and its Subsidiaries in all material respects; and

                (h) With reasonable promptness, such additional financial or other data relating to the Borrower or any of its Subsidiaries as Administrative Agent may from time to time reasonably request.

        Administrative Agent and the Lenders are hereby authorized to deliver upon request a copy of any financial statements or any other information relating to the business, properties, or financial condition of the Borrower or any of its Subsidiaries which may be furnished to them or come to their attention pursuant to the Loan Documents or otherwise, to any regulatory body or agency having jurisdiction over Administrative Agent or the Lenders or to any Person which shall, or shall have the right or obligation to, succeed to all or any part of Administrative Agent's or the Lenders' interest in the Loan Documents, subject to the provisions of Section 10.11 hereof.

                Section 5.2. Payment of Indebtedness to Administrative Agent; Payment of Other Obligations. (a) The Borrower will make full and timely payment of the principal of and interest on the Indebtedness owed hereunder, subject to the grace periods set forth in Section 8.1, if any; and (b) the Borrower will make full and timely payment of all other sums to Administrative Agent, in its capacity as such, whether now existing or hereafter arising, subject to any applicable grace periods.

                Section 5.3. Conduct of Business; Maintenance of Existence and Rights. The Borrower and each of its Subsidiaries will do or cause to be done all things necessary to preserve and to keep in full force and effect its corporate existence and rights and privileges as a corporation and its material franchises, licenses, trade names, patents, trademarks, and permits which are necessary for the continuance of its business (provided that any Subsidiary may merge with and into a Subsidiary Loan Party so long as the Subsidiary Loan Party is the surviving entity).

                Section 5.4. Maintenance of Property. The Borrower and each of its Subsidiaries will maintain its property in good condition and repair in all material respects and, from time to time, make all necessary and proper repairs, renewals, replacements, additions, and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times in accordance with prudent business management; provided, however, that nothing contained herein shall prevent the Borrower or such Subsidiary from selling or abandoning items of property in the ordinary course of business or as otherwise specifically permitted herein or, with concurrent written notice to Administrative Agent, from terminating, in the discretion of the officers or directors of the Borrower or such Subsidiary, any joint venture or any non-material operation.

                Section 5.5. Right of Inspection; Discussions. The Borrower and each of its Subsidiaries will permit any Person designated by Administrative Agent or the Required Lenders to visit and inspect any of the properties, corporate books, records, papers, and financial reports of the Borrower or such Subsidiary, including the making of any copies thereof and abstracts therefrom, and to discuss its affairs, finances, and accounts with its principal officers, all at such reasonable times during normal business hours and with prior notice and as often as Administrative Agent or the Required Lenders may reasonably request. The Borrower and each of its Subsidiaries will also permit Administrative Agent or the Required Lenders, or their designated representatives, to audit or appraise, at Administrative Agent's or such Required Lenders' expense, any of its assets or financial and business records, provided that upon the occurrence and continuance of an Event of Default, such audit or appraisal shall be at the Borrower's expense. Any designated representative of Administrative Agent or Required Lenders shall agree to be bound by the provisions of Section 10.11 hereof.

                Section 5.6. Notices. The Borrower will reasonably promptly (and in no case longer than one Business Day after a Responsible Officer of the Borrower has knowledge thereof with respect to subsection (a) below, and in no case longer than three Business Days after a Responsible Officer of the Borrower has knowledge thereof in all other cases) give notice in writing to Administrative Agent of:

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

                (a) the occurrence of any Event of Default (or event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both) hereunder in which case such notice shall specify the nature thereof, the period of existence thereof, and the action that the Borrower proposes to take with respect thereto;

                (b) the occurrence of any casualty to any facility of the Borrower or any of its Subsidiaries or any other force majeure (including, without limitation, any strike or other labor disturbance) affecting the operation or value of any such facility, and whether or not such casualty or force majeure is covered by insurance, which casualty, facility, or force majeure could reasonably be expected to give rise to a Material Adverse Effect;

                (c) the commencement or any material change in the nature or status of any litigation, dispute, or proceeding, or the instituting of any attachment, levy, execution, or other process by or against any assets of the Borrower or any of its Subsidiaries, in each case or in the aggregate, which could reasonably be expected to have a Material Adverse Effect;

                (d) the occurrence of a change in, modification to, cancellation or early termination of, or default in (or event which would constitute a default but for the requirement that notice be given or time elapse or both) any obligation, contract, or agreement of the Borrower or any of its Subsidiaries with any other Person, in each case or in the aggregate, which could reasonably be expected to give rise to a Material Adverse Effect;

                (e) without the waiver or prior written consent of the Administrative Agent in its sole and absolute discretion, any proposed acquisition by the Borrower or any Subsidiary, which notice shall be given at least five (5) days before the proposed closing of any such acquisition with a total acquisition price of less than $15,000,000 or at least thirty (30) days before the proposed closing of any such acquisition with a total acquisition price of equal to or more than $15,000,000, or with an acquisition price which when added to the total acquisition prices of all other acquisitions during any four consecutive Fiscal Quarters of the Borrower in which the closing of such transaction will occur will amount to an aggregate of $15,000,000 or more;

                (f) without the waiver or prior written consent of the Administrative Agent in its sole and absolute discretion, any proposed incorporation or formation of any proposed or potential Subsidiary, which notice shall be given at least five (5) days (or such lesser period as may be consented to in writing by Administrative Agent) before such incorporation or formation;

                (g) without the waiver or prior written consent of the Administrative Agent in its sole and absolute discretion, any transaction listed in Section 7.4 (not otherwise covered by clause (e) above), which notice shall be given at least fifteen (15) days before such transaction is consummated;

                (h) any assessment in an amount in excess of $1,000,000 by any taxing authority for unpaid taxes which are due and payable;

                (i) the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes liable for any Environmental Liability, (iii) receives notice of any claim asserting that the Borrower or any Subsidiary may be liable for any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability for which the Borrower or any Subsidiary could reasonably be expected to become liable, and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

                (j) the receipt of any notice of termination of any real property lease by the landlord after a default under such lease by the Borrower or its Subsidiaries, as the case may be, if the Collateral located on such leased property has a fair market value of $1,000,000 or more, which notice shall be given within five (5) days of receipt thereof from the landlord; and

                (k) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Notwithstanding any contrary provision herein or in any other Loan Document, the Administrative Agent may (but shall not be required to) waive any notice requirement herein or in any other Loan Document.

                Section 5.7. Payment of Taxes; Liens. The Borrower and each of its Subsidiaries will pay or cause to be paid when due, subject to any permitted extensions, all taxes, assessments, and other governmental charges which may lawfully be levied or assessed (a) upon the income or profits of the Borrower or such Subsidiary; (b) upon any property, real, personal or mixed, belonging to the Borrower or such Subsidiary, or upon any part thereof; or (c) by reason of employee benefit plans sponsored by the Borrower or such Subsidiary, and will also pay or cause to be paid when due, subject to any permitted extensions, any lawful claims for labor, material, or supplies which, if unpaid, might become a lien or charge against any property of the Borrower or such Subsidiary except to the extent that the failure to make such payments, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided, however, the Borrower or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, or claim that is past due so long as the validity thereof shall be actively contested in good faith by appropriate proceedings and the Borrower or such Subsidiary shall have set aside on its books adequate reserves (determined in accordance with GAAP) with respect to any such tax, assessment, charge, levy, or claim so contested; but provided further that any such tax, assessment, charge, levy, or claim shall be paid forthwith upon the commencement of proceedings to foreclose any lien securing the same.

                Section 5.8. Insurance of Properties. The Borrower and each of its Subsidiaries will keep its business and properties insured at all times by insurance companies selected by it and acceptable to Administrative Agent against the risks for which provision for such insurance is usually made by other Persons engaged in a similar business similarly situated (including without limitation insurance for fire and other hazards, insurance against vandalism and theft, liability on account of damage to persons or property, business interruption, products liability, and insurance under all applicable workman's compensation laws) and to the same extent thereto and carry such other types and amounts of insurance as are usually carried by Persons engaged in the same or a similar business similarly situated, subject to a standard loss-payee's and

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

additional insured's endorsement in favor of Administrative Agent for the benefit of the Lenders (subject to any requirements in the Bond Documents with respect to the collateral covered by the Bond Documents, to the extent applicable), and upon request deliver to Administrative Agent a certificate from the insurer setting forth the nature of the risks covered by such insurance, the amount carried with respect to each risk, and the name of the insurer.

                Section 5.9. True Books. The Borrower and each of its Subsidiaries will keep proper and true books of record and account, satisfactory to Administrative Agent, in which entries that are full, true, and correct in all material respects will be made of all of its dealings and transactions customarily recorded in the books of businesses of types substantially similar to that of the Borrower or such Subsidiary, and establish on its books such reserves as may be required by GAAP with respect to all taxes, assessments, charges, levies, and claims referred to in Section 5.7 hereof, and with respect to its business in general, and will, to the extent required by GAAP, include such reserves in any interim as well as year-end financial statements.

                Section 5.10. Observance of Laws. The Borrower and each of its Subsidiaries will conform to and duly observe in all material respects, all laws, regulations, and other valid requirements of any Governmental Authority with respect to the conduct of its business, including without limitation all laws, rules and regulations referenced in Section 4.1.

                Section 5.11. Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements to, and restatements of, this Agreement and any other Loan Document, and any other agreements, instruments or documents, and take any and all such actions, as may from time to time be reasonably requested by the Administrative Agent to perfect and maintain the validity and priority of the Liens granted pursuant to the Security Documents and to effect, confirm or further assure or protect and reserve the interests, rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents (including without limitation, any and all instruments necessary or appropriate to affect the guarantee of the Obligations by all Guarantors created or acquired after the date hereof).

                Section 5.12. ERISA Benefit Plans. The Borrower and each of its Subsidiaries will substantially comply with all requirements of ERISA applicable to it, except to the extent that the failure to so comply shall not result in a liability to the Borrower and its Subsidiaries in excess of $2,500,000 in the aggregate. The Borrower and each of its Subsidiaries will furnish to Administrative Agent as soon as possible and in any event within 10 days after the Borrower or such Subsidiary or a duly appointed administrator of a plan (as defined in ERISA) knows or has reason to know that any reportable event, funding deficiency, or prohibited transaction (as defined in ERISA) with respect to any plan has occurred, a statement of the chief financial officer of the Borrower describing in reasonable detail such reportable event, funding deficiency, or prohibited transaction and any action which the Borrower or such Subsidiary proposes to take with respect thereto, together with a copy of the notice of such event given to the PBGC or the Internal Revenue Service or a statement that said notice will be filed with the annual report of the United States Department of Labor with respect to such plan if such filing has been authorized.

                Section 5.13. Withholding Taxes. Except to the extent that the total liability of the Borrower and its Subsidiaries shall exceed $500,000 in the aggregate, the Borrower and each

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

of its Subsidiaries will pay, as and when due, subject to any permitted extensions, all employee withholding, FICA, and other tax payments required by federal, state, and local governments with respect to wages paid to employees; provided, however, the Borrower or such Subsidiary shall not be required to pay any such tax payment that is past due so long as the validity thereof shall be actively contested in good faith by appropriate proceedings and the Borrower or such Subsidiary shall have set aside on its books adequate reserves (determined in accordance with GAAP) with respect to any such tax payment, so contested; but provided further that any such tax, assessment, charge, levy, or claim shall be paid forthwith upon the commencement of proceedings to foreclose any lien securing the same.

                Section 5.14. Change of Name, Principal Place of Business or Office. The Borrower will notify Administrative Agent in writing of any change in the name of the Borrower or any Subsidiary Loan Party, the principal place of business of the Borrower or any Subsidiary Loan Party, or the office where the books and records of the Borrower or any Subsidiary Loan Party, in each case within ten (10) days before any such change made, unless waived by the Administrative Agent in its sole and absolute discretion.

                Section 5.15.   Intentionally Omitted.

                Section 5.16. Use of Proceeds and Letters of Credit Affirmative Covenants. The Borrower will use the proceeds of all Loans as provided in Section 2.7(d). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. All Letters of Credit will be used for general corporate purposes.

                Section 5.17. Additional Subsidiaries. Subject to the waiver by the Administrative Agent of any of the notice requirements below in its sole and absolute discretion, if any Domestic Subsidiary is acquired or formed after the Closing Date, (x) the Borrower will, promptly and not later than ten (10) Business Days thereafter, notify the Administrative Agent thereof and (y) within fifteen (15) days thereafter, the Borrower shall cause such Person (i) to join the Subsidiary Guaranty Agreement as a new Subsidiary Loan Party by executing and delivering to the Administrative Agent a Subsidiary Guaranty Supplement (provided, however, if such Domestic Subsidiary is non-wholly owned and contractually prohibited from executing the Subsidiary Guaranty Supplement or granting a Lien on its assets in favor of the Administrative Agent as required hereunder, then any Investment in such non-wholly owned Domestic Subsidiary shall continue to be subject to Section 7.4 hereof and no such Guarantee or Liens shall be required), (ii) to grant Liens in favor of the Administrative Agent in all of its personal property by joining the Security Agreement, executing and delivering a Patent Security Agreement and Trademark Security Agreement (as applicable) with respect to material intellectual property or as requested by the Administrative Agent, and to file, or at the request of the Administrative Agent to authorize the filing of, all such UCC financing statements or similar instruments required by the Administrative Agent to perfect Liens in favor of the Administrative Agent and granted under any of the Loan Documents (subject to the proviso in clause (i) above), (iii) if such Subsidiary owns Capital Stock in another Person, to become a party to a Pledge Agreement to pledge such Capital Stock (subject to the proviso in clause (i) above), provided, that if such Person is a Foreign Subsidiary, such pledge shall not exceed 65% of the outstanding equity interests in such Person, and (iv) to deliver all such other documentation (including without limitation, lien searches, legal

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opinions, and certified organizational documents) and to take all such other actions as such Domestic Subsidiary would have been required to deliver and, subject to the proviso in clause (i) above, take pursuant to Section 3.1 if such Domestic Subsidiary had been a Loan Party on the Closing Date. In addition, subject to the proviso in clause (i) above, within fifteen (15) days after the date such Person becomes a Domestic Subsidiary of the Borrower, the Borrower shall, or shall cause its Subsidiary owning such Person, to pledge all of the Capital Stock of such Person owned by the Borrower or such Subsidiary to the Administrative Agent as security for the Obligations by executing and delivering a supplement to the Pledge Agreement or a new pledge agreement reasonably consistent with the Pledge Agreement, each in form and substance satisfactory to the Administrative Agent, and to deliver the original certificates, if any, evidencing such Capital Stock to the Administrative Agent, together with appropriate stock powers executed in blank; provided, however, that if such Domestic Subsidiary is non-wholly owned and the Loan Party which owns Capital Stock in such Person is contractually prohibited from pledging such Capital Stock in favor of the Administrative Agent as required hereunder, then any Investment in such Domestic Subsidiary shall continue to be subject to Section
7.4 and no such pledge shall be required. The Borrower agrees that, following the delivery of any Security Documents required to be executed and delivered by this Section 5.17, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to this Section 5.17, free and clear of all Liens other than Liens permitted under
Section 7.2. All actions to be taken pursuant to this Section 5.17 shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent. In the event that a proposed acquisition or investment by the Borrower or a Subsidiary is in compliance with Section 7.4 and this Section 5.17, and the consent of the Required Lenders would otherwise be required to effectuate such acquisition or investment, then the Administrative Agent may, in its sole and absolute discretion, if it determines that the item as to which such consent would otherwise be required, is not material, waive such consent requirements.

                Section 5.18. Additional Leased Locations. To the extent otherwise permitted hereunder, if any Loan Party proposes to lease any Real Estate, it shall first provide to the Administrative Agent a copy of such lease, and if the total fair market value of all Collateral at such location shall at any time exceed $2,000,000, or if the total of all Collateral at locations that are not subject to a landlord's agreement shall at any time exceed $5,000,000, then such Loan Party shall deliver a landlord's agreement, from the landlord of such leased property where such Collateral will be stored or located, which agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.

                Section 5.19.   Post-Closing Covenant.

                (a) No later than 30 days after the Closing Date, the Borrower shall use its best efforts to deliver to the Administrative Agent landlord agreements with respect to the properties leased as of the date hereof, duly executed and delivered by the respective landlords of the properties leased by the Borrower or any of its Domestic Subsidiaries as reasonably requested by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

                (b) Not later than 30 days after the Closing Date, the Borrower shall deliver to the Administrative Agent, Blocked Account Agreements for all depository accounts maintained by

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the Borrower and its Domestic Subsidiaries with the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.

                                   ARTICLE VI

                               FINANCIAL COVENANTS

                Section 6.1. Financial Covenants. The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder, any Letter of Credit remains outstanding or any Obligation remains unpaid or outstanding, the Borrower will at all times hereunder, in accordance with GAAP applied on a Consistent Basis, maintain with respect to the Borrower and its Subsidiaries, on a consolidated basis:

                (a) A Leverage Ratio of not greater than 2.75 to 1.00, which Leverage Ratio shall be maintained and reported as of the last day of each Fiscal Quarter;

                (b) A Fixed Charge Coverage Ratio of greater than or equal to 2.75 to 1.00, which Fixed Charge Coverage Ratio shall be maintained and reported as of the last day of each Fiscal Quarter; and

                (c) A Consolidated Net Worth of the Borrower and its Subsidiaries greater than or equal to the sum of (i) 85% of the Consolidated Net Worth as of January 31, 2003, plus (ii) 75% of cumulative positive Consolidated Net Income accrued since the Fiscal Quarter ending January 31, 2003, plus (iii) 100% of the Net Proceeds from any equity offering received by the Borrower, calculated quarterly on the last day of each Fiscal Quarter, which Consolidated Net Worth shall be maintained and reported as of the last day of each Fiscal Quarter.

                                   ARTICLE VII

                               NEGATIVE COVENANTS

                The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder, any Letter of Credit remains outstanding or any Obligation remains unpaid or outstanding:

                Section 7.1. Other Indebtedness. The Borrower will not and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, or permit to exist any Indebtedness, except:

                (a)     Indebtedness under the Loan Documents and the Bond
Documents;

                (b) Indebtedness existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals, modifications (provided that such modifications are not adverse to the Lenders), refinancings and replacements of any such Indebtedness that do not increase the

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outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal, modification, refinancing or replacement) or shorten the maturity or the weighted average life thereof;

                (c) obligations with respect to Capital Lease Obligations incurred in the ordinary course of business to finance Capital Expenditures (other than expenditures for equipment purchases or equipment leases permitted under Section 7.1(d)), provided that such indebtedness shall be incurred within 180 days after the making of the Capital Expenditures financed thereby;

                (d) Indebtedness incurred in the ordinary course of business of the Borrower and its Subsidiaries in connection with the purchase of equipment or vehicles, whether or not secured by purchase money security interests therein; provided that the aggregate amount of all such Indebtedness, when aggregated with all Indebtedness incurred under Section 7.1(f), does not exceed $20,000,000 at any time outstanding;

                (e)     Permitted Real Estate Debt;

                (f) any other unsecured Indebtedness for the Borrower and all Subsidiaries on a consolidated basis; provided that the aggregate amount of all such Indebtedness, when aggregated with all Indebtedness incurred under
Section 7.1(d), does not exceed $20,000,000 at any time outstanding; provided, further that any Indebtedness in the form of Guarantees (excluding Guarantees of the Obligations) shall be subject to the limitations set forth in Section 7.3 hereof;

                (g) Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary; provided, that any such Indebtedness that is owed to a Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.5; and

                (h) Indebtedness of any Person which becomes a Subsidiary or is otherwise acquired by the Borrower or its Subsidiaries (whether by merger, consolidation or otherwise) after the date of this Agreement; provided, that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary (or is otherwise acquired) and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or being otherwise acquired) and (ii) the aggregate principal amount of such Indebtedness created, incurred or assumed hereunder shall not exceed $30,000,000 during any trailing twelve-month period.

        The Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interests that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by the Borrower or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interests described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the date that is 91 days after the Maturity Date.

                Section 7.2. Limitations on Mortgages, Liens, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, or suffer or permit to exist any Lien (but excluding Liens, if any, evidenced by operating leases) upon or

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with respect to any of its assets, or assign or otherwise convey any right to receive income, except the following:

                (a) Capital Lease Obligations described in Section 7.1(c) hereof;

                (b)     Permitted Encumbrances;

                (c) purchase money security interests described in Section 7.1(d) hereof;

                (d) Liens on assets acquired after the date hereof if such Liens were in place at the time of acquisition, to the extent permitted pursuant to Section 7.4;

                (e)     Liens securing Permitted Real Estate Debt;

                (f)     Liens set forth on Schedule 7.2;

                (g) Liens with respect to Investments consisting of fully collateralized repurchase agreements constituting Permitted Investments permitted under Section 7.5;

                (h) Liens not otherwise permitted by this Section 7.2 so long as neither (i) the aggregate principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $200,000 at any one time; provided that the Borrower shall discharge any such Lien within two (2) Business Days after a Responsible Officer becomes aware thereof;

                (i)     Liens securing Indebtedness permitted pursuant to
Section 7.1(b) and Section 7.1(h) or created pursuant to the Bond Documents; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such Lien is limited to the assets originally encumbered thereby; and

                (j) Liens granted to the Borrower or HEICO Aerospace Holdings Corp. securing loans to Parts Advantage, LLC permitted by Section 7.4(c)(iii).

                Section 7.3. Guaranties. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, Guarantee, or otherwise in any way extend credit or become responsible for or remain liable or contingently liable in connection with any Indebtedness or other obligations of any other Person or entity except to the extent only that the following do not cause a violation of Section 6.1: (i) Guarantees and endorsements made in connection with the deposit of negotiable instruments and other items for collection or credit in the ordinary course of business and (ii) Guarantees by the Borrower or any Subsidiary of debts incurred by suppliers of the Borrower or its Subsidiaries or others having business relationships with the Borrower or its Subsidiaries for business purposes of the Borrower or any Subsidiary and
(iii) Guarantees made in the ordinary course of business or to support obligations incurred in the ordinary course of business or any acquisition or other transaction permitted by Section 7.4 by the Borrower or any of its Subsidiaries of obligations otherwise permitted to be incurred hereunder of the Borrower or any Subsidiary; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.5.

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                Section 7.4.    Merger, Acquisition, Sale of Assets,
Dissolution, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly:

                (a) enter into any transaction of merger or consolidation unless the Borrower is the surviving entity and no Default exists or would result therefrom including, without limitation, violation of covenants contained in Article 6 hereof, permit any Subsidiary to enter into any transaction of merger or consolidation unless such Subsidiary is the surviving entity (or if a Subsidiary is formed solely for the purpose of acquiring another Person, merge with and into such other Person in connection with a merger or acquisition completed in compliance with this Section and Section 5.17), or permit any Subsidiary to enter into any transaction of merger or consolidation with another Subsidiary unless the Subsidiary in which the Borrower holds the greater or equal ultimate direct or indirect ownership interest therein is the surviving corporation;

                (b) enter into any one or more mergers, consolidations or acquisitions having a total cash purchase price in excess of Thirty Million Dollars ($30,000,000) in the aggregate in any trailing twelve-month period;

                (c) (i) after the date hereof, except for Investments in HT Parts, L.L.C. or Parts Advantage, LLC, make Investments of more than Five Million Dollars ($5,000,000) in any joint venture, non-wholly-owned Subsidiary or other equity alliance or equity contractual arrangement with another Person or in any Person or entity having other shareholders, members, partners or owners other than the Borrower or any Subsidiary, or make an aggregate of more than Fifteen Million Dollars ($15,000,000) of such Investments during the period from the Closing Date through and including the later to occur of (A) the Revolving Credit Termination Date or (B) if the Term Loan Conversion Option is exercised, the Maturity Date, without the Required Lenders' prior written consent to such transaction, or (ii) make Investments of more than Five Million Dollars ($5,000,000), in the aggregate, in HT Parts, L.L.C., or (iii) make equity investments of more than Ten Million Dollars ($10,000,000), in the aggregate, in Parts Advantage, LLC; or loans to Parts Advantage, LLC of more than Five Million Dollars ($5,000,000) in the aggregate; provided, however, that the foregoing limitations shall not apply to transactions executed pursuant to the AFI Option Agreement.

                (d) except to a wholly-owned Subsidiary Loan Party or as otherwise specifically permitted herein, transfer, sell, assign, lease, or otherwise dispose of all or a substantial part of its properties or assets or any assets or properties necessary for the proper conduct of its business (unless such properties constituting all or a substantial part of its properties or assets or necessary for the proper conduct of its business have a total aggregate fair market value of $1,000,000 or less in any Fiscal Year of the Borrower, but excluding the disposition of the Aircraft Technology, Inc. facility located at 3069 Taft Street, Hollywood, Florida), or any Capital Stock of any Subsidiary, or permit any Subsidiary to issue any Capital Stock to any Person other than the Borrower or a Subsidiary (except that, subject to the provisions of this Agreement, a Subsidiary may issue its Capital Stock to a Person other than the Borrower or other Subsidiaries in an equity offering or private issuance to raise equity capital or establish a joint venture; provided that at no time shall any Person other than the Borrower or its Subsidiaries or Lufthansa Technik AG own more than 20% of the outstanding common stock nor more than 20% of the voting control of any Subsidiary (other than HT Parts, L.L.C.), and at no

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time shall Lufthansa Technik AG own more than 30% of the outstanding common stock nor more than 30% of the voting control of any Subsidiary);

                (e) except to a wholly-owned Subsidiary Loan Party, transfer, sell, assign, discount, lease, or otherwise dispose of any of its notes or other instruments, accounts receivable, or contract rights with or without recourse, except for collection in the ordinary course of business;

                (f) change the scope or nature of its business except that the Borrower may expand its business by internal growth or acquisitions, (A) into any business substantially similar or related to the types of businesses it or any Subsidiary currently conducts or (B) into other lines of business, provided that revenues generated from such other lines of business shall not constitute more than fifteen percent (15%) of the net sales of the Borrower and its Subsidiaries, on a consolidated basis, during any Fiscal Quarter and provided that such other businesses or lines of business singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect;

                (g) wind up, liquidate, or dissolve itself or its business (except that any Subsidiary may be liquidated into the Borrower or any other wholly-owned Subsidiary Loan Party); or

                (j)     agree to any of the foregoing;

provided, however, nothing contained in this Section shall prohibit or otherwise restrict the ability of a Subsidiary Loan Party to sell or otherwise transfer its receivables or any other assets to another wholly-owned Subsidiary Loan Party.

                Section 7.5. Investments, Loans, etc. The Borrower will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person (all of the foregoing being collectively called "Investments"), except:

                (a) Investments (other than Permitted Investments) existing on the date hereof (including Investments in Subsidiaries) and set forth on
Schedule 7.5;

                (b)     Permitted Investments;

                (c)     mergers, acquisitions or other Investments made in

compliance with Section 7.4;

                (d)     Guarantees constituting Indebtedness permitted by
Section 7.3;

                (e) loans, advances or equity investments made by the Borrower to any Subsidiary or made to the Borrower or any other Subsidiary (provided that any loan, advance or

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equity investment made by a Loan Party to a Subsidiary that is not a Loan Party shall be subject to the limitations in Section 7.4(c));

                (f) Investments received in connection with a bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

                (g) loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate outstanding amount of all such loans and advances does not exceed $250,000 at any time;

                (h)     Capital Expenditures permitted by Section 7.8;

                (i) Investments by the Borrower or any of its Subsidiaries in any Subsidiary Loan Party; and

                (j)     Hedging Transactions entered into in compliance with
Section 7.15.

                Section 7.6. Federal Reserve Regulations. The Borrower represents that neither it nor any of its Subsidiaries is engaged, and covenants that neither it nor any of its Subsidiaries will become engaged, as one of its principal or important activities in extending credit for the purpose of purchasing or carrying margin stock. If requested by Administrative Agent, the Borrower will furnish to Administrative Agent in connection with any Loan or Loans hereunder, a statement in conformity with the requirements of Federal Reserve Form U-1 or other forms referred to in said regulations. In addition, the Borrower and each of its Subsidiaries covenants that no part of the proceeds of any of the Loans hereunder will be used for the purchase of commodity future contracts (or margins therefor for short sales) for any commodity not required for the normal raw material inventory of the Borrower or such Subsidiary.

                Section 7.7. Changes in Governing Documents, Accounting Methods, Fiscal Year. The Borrower will not, or permit any Subsidiary to (a) amend, in a manner materially adverse to the Lenders, its certificate of incorporation or bylaws from that in existence on the date of this Agreement, or
(b) change in any material respect its accounting methods or practices or depreciation or amortization policy or rates (except as provided in and pursuant to the requirements of Section 1.3), except in each case as required to comply with law or with GAAP (subject to the requirements of Section 1.3). The Borrower shall give notice to Administrative Agent of any such amendment or change permitted hereunder.

                Section 7.8. Capital Expenditures. The Borrower will not make or be committed to make, or permit any of its Subsidiaries to make or be committed to make, any Capital Expenditure (excluding acquisitions of businesses), by purchase or capitalized lease, other than Capital Expenditures which would not cause the aggregate amount of all such Capital Expenditures, when aggregated with all Sale and Leaseback Transactions without duplication, calculated at the end of each Fiscal Quarter for the four consecutive Fiscal Quarters then ended to exceed the aggregate amount of Fifteen Million Dollars ($15,000,000), unless the Required Lenders shall have given their prior written consent to such amount of Capital Expenditures and Sale and Leaseback Transactions as is in excess of $15,000,000 during such four quarter period.

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                Section 7.9.    Dividends, Etc. Without the prior written
consent of the Required Lenders, the Borrower will not declare or pay any cash dividends in any Fiscal Year in an aggregate amount in excess of the greater of
(a) twenty percent (20%) of Consolidated Net Income (if greater than $0) for the preceding Fiscal Year or (b) $0.05 per share of Capital Stock of the Borrower per annum. Without the prior written consent of the Required Lenders, the Borrower shall not (without duplication) (i) purchase, redeem, or otherwise acquire for value any of its Capital Stock now or hereafter outstanding for an aggregate amount of consideration in excess of $10,000,000 during any trailing twelve-month period or in excess of $15,000,000, in the aggregate, during the period from the Closing Date through and including the later to occur of (A) the Revolving Credit Termination Date or (B) if the Term Loan Conversion Option is exercised, the Maturity Date; (ii) return any capital to its stockholders as such, or make any other payment or distribution of assets to its stockholders as such; (iii) make any payment or prepayment of principal of, premium, if any, or interest on, or redeem, defease or otherwise retire, any Indebtedness before its scheduled due date, except for any required mandatory prepayments (other than by acceleration upon default) under the Bond Documents or any other Indebtedness secured by the Liens existing as of the date hereof and permitted pursuant to
Section 7.2 or (iv) permit any of its Subsidiaries to do any of the foregoing or to purchase or otherwise acquire for value any stock of the Borrower or its Subsidiaries except pursuant to the AFI Option Agreement, provided that nothing herein shall prevent the Borrower from contributing proceeds of Loans to Subsidiaries who are Subsidiary Loan Parties hereunder either in the form of equity contributions (for issuance of additional shares of Subsidiary stock to the Borrower or otherwise) or in the form of unsecured inter-company loans subordinated to the Obligations and the Administrative Agent's Liens on the Collateral. Notwithstanding the foregoing, upon the occurrence of an Event of Default or an event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, as well as during the continuance thereof, the Borrower shall not, and shall not permit any Subsidiary to: (a) redeem, retire, purchase or otherwise acquire, directly or indirectly, for value or set apart any sum for the redemption, retirement, purchase or other acquisition of, directly or indirectly, any shares of its common stock or warrants or options to purchase any shares of its common stock; or (b) declare any dividends or make any other distribution with respect to its stock (whether by reduction of capital or otherwise), without Administrative Agent's prior written consent. Nothing herein shall prevent or otherwise restrict (a) the Borrower or any Subsidiary from declaring and paying dividends or other distributions with respect to any class of its Capital Stock payable solely in additional shares of such class of stock or (b) any Subsidiary from declaring and paying cash dividends or inter-company receivables to its shareholders on a pro rata basis.

                Section 7.10.   Intentionally Omitted.

                Section 7.11. HEICO Aerospace Holdings Corp. Notwithstanding anything else contained in this Agreement, the Borrower will not, and will not permit any Subsidiary to, convey, transfer, assign, or otherwise deliver title or ownership (whether by merger, consolidation, reorganization or otherwise) of any assets or properties of any kind to HEICO Aerospace Holdings Corp. and will not permit HEICO Aerospace Holdings Corp. to acquire (whether by purchase, conveyance, transfer, assignment, merger, consolidation, acquisition, or any other means) or to hold any assets or property with a fair market value greater than $1,000,000 in the aggregate (other than the Capital Stock of the direct Subsidiaries of HEICO Aerospace Holdings Corp.) at any time hereunder until the sooner to occur of the following: (i) Administrative Agent for the

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benefit of the Lenders receives from Lufthansa Technik AG a written waiver, release and consent, in form and substance satisfactory to the Administrative Agent, waiving, releasing and terminating the provision contained in Article 18 of that certain Shareholders Agreement dated as of October 30, 1997 by and among HEICO Aerospace Holdings Corp., HEICO Aerospace Corporation, and all of the shareholders of HEICO Aerospace Holdings Corp., including Lufthansa Technik AG, and any similar contractual provisions or (ii) Lufthansa Technik AG ceases to be a shareholder of HEICO Aerospace Holdings Corp. and the foregoing Shareholders Agreement and all similar contractual provisions have been terminated and released pursuant to documentation in form and substance satisfactory to the Administrative Agent. Notwithstanding this Section 7.11 or Section 7.9, the direct Subsidiaries of HEICO Aerospace Holdings Corp. may (i) declare and pay cash dividends to HEICO Aerospace Holdings Corp., provided and only to the extent that HEICO Aerospace Holdings Corp. shall have declared dividends to its common stockholders in the same amount and shall immediately pay such cash dividends to the common stockholders of HEICO Aerospace Holding Corp. within one
(1) day of the time such dividends are received by HEICO Aerospace Holdings Corp., such that no cash remains in HEICO Aerospace Holdings Corp. for longer than one (1) day and (ii) no more frequently than quarterly, may fund any payment of taxes required to be made directly by HEICO Aerospace Holdings Corp., provided that the Borrower shall cause HEICO Aerospace Holdings Corp. to pay such taxes immediately upon receipt of any such funds, such that no cash remains in HEICO Aerospace Holdings Corp. for longer than one (1) day. Notwithstanding this Section 7.11, upon obtaining the prior written consent of the Administrative Agent in each case on a case by case basis, which consent shall not be unreasonably withheld, the Borrower or any Subsidiary Loan Party that is a direct or indirect Subsidiary of HEICO Aerospace Holdings Corp. (i) may, on the closing date of any acquisition permitted hereunder and made by HEICO Aerospace Holdings Corp., fund through HEICO Aerospace Holdings Corp. the cash portion of the acquisition purchase price to be paid at the closing of such acquisition, provided that the Borrower shall cause HEICO Aerospace Holdings Corp. to pay such cash acquisition price immediately upon receipt of any such funds, such that no such cash shall remain in HEICO Aerospace Holdings Corp. for longer than twenty-four (24) hours.

                Section 7.12. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties (provided that the foregoing restriction shall not apply to employment agreements with Affiliates approved in good faith by the Board of Directors of the Borrower or any compensation or similar committee of the Board of Directors), (b) transactions between or among the Borrower and any Subsidiary Loan Party not involving any other Affiliates, (c) any payment permitted by
Section 7.9, (d) customary fees paid to members of the Board of Directors of the Borrower and its Subsidiaries for their services as directors not in excess of fees paid to directors who are not Affiliates of the Borrower or any Subsidiary and (e) transactions with HT Parts, L.L.C., Parts Advantage, LLC or any other entity that the Borrower or its Subsidiaries has invested in pursuant to Section 7.4(c), in each case, entered into in good faith and in the best interests of the Borrower.

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                Section 7.13.   Restrictive Agreements. The Borrower will not,
and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed (x) by law, (y) by this Agreement or any other Loan Document, or (z) the Bond Documents, existing operating agreements or shareholders' agreements in respect of non-wholly owned entities (in the case of this clause (z), each as in effect on the date hereof), (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof and (v) this Section 7.13 shall not apply to agreements relating to Investments in joint ventures, equity investments or non-wholly owned Subsidiaries made in compliance with Section 7.4(c).

                Section 7.14. Sale and Leaseback Transactions. Except as permitted under Section 7.1(c), the Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred ("Sale and Lease Back Transactions"), provided, however, the aggregate amount of all Sale and Leaseback Transactions shall not exceed $10,000,000 during any four consecutive Fiscal Quarters, or $20,000,000 during the term of this Agreement.

                Section 7.15. Hedging Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Indebtedness or (ii) as a result of changes in the market value of any common stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

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                                  ARTICLE VIII

                                EVENTS OF DEFAULT

                Section 8.1. Events of Default. If any of the following events (each an "Event of Default") shall occur:

                (a) The Borrower fails to make payment of Obligations owed to Administrative Agent or any Lenders under the Loan Documents when due and payable, or fails to make any other payment to Administrative Agent or Lenders as contemplated thereunder either by the terms hereof or otherwise, and, in the case of interest, fees or other amounts (other than principal of any Loan), such failure continues for three Business Days after such interest, fee or other amount is due.

                (b) Any representation or warranty made, or deemed to be made pursuant to Section 3.2 hereof, made by the Borrower or any of its Subsidiaries or any executive officer of the Borrower or any of its Subsidiaries in this Agreement, in any of the Loan Documents, or in any writing furnished in connection with or pursuant to the Loan Documents, or any report, certificate, financial statement, or other written information provided by the Borrower or any of its Subsidiaries or any executive officer of the Borrower or any of its Subsidiaries to Administrative Agent or a Lender in connection with or pursuant to the Loan Documents, shall be false or misleading in any material respect on the date when made or when deemed made.

                (c) The Borrower or any of its Subsidiaries shall fail to observe or perform any covenant or agreement contained in Section 5.3 (with respect to the Borrower's existence), Section 5.6(a) or Articles VI or VII.

                (d) The Borrower or any of its Subsidiaries fails to fully and promptly perform when due any agreement, covenant, term, or condition binding on it, other than as described in clauses (a), (b) and (c) above, contained in this Agreement or any other Loan Document, or otherwise a part of the transactions covered hereby, if such failure continues for thirty (30) days after written notice thereof has been provided to the Borrower by Administrative Agent or the Required Lenders.

                (e) The Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Indebtedness (other than the Indebtedness evidenced by the Loan Documents) that has an outstanding principal amount, notional amount, or total amount of Indebtedness in excess of $5,000,000, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or

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defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof.

                (f) The Borrower or any Subsidiary liquidates or dissolves (except as expressly permitted under the Loan Documents); the Borrower or any Subsidiary files or commences a voluntary petition, case, proceeding, or other action seeking reorganization, arrangement, readjustment of its debts, or any other relief under any existing or future law of any jurisdiction, domestic or foreign, state or federal, relating to bankruptcy, insolvency, reorganization, or relief of debtors, or the Borrower or any Subsidiary takes any other action indicating its consent to, approval of, or acquiescence in, any such petition, case, proceeding, or other action seeking to have an order for relief entered with respect to it or its debts; the Borrower or any Subsidiary applies for, or consents to or acquiesces in, the appointment of a receiver, trustee, custodian, or other similar official for the Borrower or any Subsidiary or for all or a substantial part of its property; the Borrower or any Subsidiary makes an assignment for the benefit of creditors; or the Borrower or any Subsidiary is unable to pay its debts as they mature or admits in writing its inability to pay its debts as they mature.

                (g) An involuntary petition, case, proceeding, or other action is commenced against the Borrower or any Subsidiary under the Bankruptcy Code or seeking reorganization, arrangement, readjustment of its debts, or any other relief under any existing or future law of any jurisdiction, domestic or foreign, state or federal, relating to bankruptcy, insolvency, reorganization, or relief of debtors; a receiver, trustee, custodian, or other similar official is involuntarily appointed for the Borrower or any Subsidiary or for all or a substantial part of the Borrower's or such Subsidiary's property or assets; or any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or a substantial part of the Borrower's or such Subsidiary's assets or property results in the entry of an order for such relief; and any of the foregoing continues for sixty (60) days without being vacated, discharged, stayed, bonded, or dismissed.

                (h)     The occurrence of any Change in Control.

                (i) A judgment is entered against the Borrower or any Subsidiary for the payment of damages or money in excess of Five Million Dollars ($5,000,000) (not paid or fully covered by insurance, provided that the insurance carrier has acknowledged coverage in form and substance acceptable to the Administrative Agent) or otherwise having a Material Adverse Effect, if the same is not discharged or if a writ of execution or similar process is issued with respect thereto and is not bonded or stayed within thirty (30) days.

                (j) A writ of attachment or garnishment is issued against, or a lien is imposed by operation of law on, any property of the Borrower or any Subsidiary, and the lesser of the amount of the claim or the value of the affected property is in excess of $2,500,000, if the lien is not discharged within sixty (60) days after it has attached (not counting for this purpose any period for so long as enforcement thereof is stayed and bonded during appeal with adequate reserves provided therefor pursuant to GAAP).

                (k) Any act or omission (formal or informal) of the Borrower or any Subsidiary Loan Party, or its officers, directors, or shareholders leading to, or resulting in, the

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termination, invalidation (partial or total), revocation, suspension, interruption, or unenforceability of its corporate existence, rights, licenses, franchises, or permits, which act or omission will have a Material Adverse Effect, or the transfer or disposition (whether by sale, lease, or otherwise) to any Person of all or a substantial part of its property (except as specifically permitted pursuant to Section 7.4(d) or otherwise in any Loan Document).

                (l) An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $2,500,000.

                (m) An Event of Default under any other Loan Document shall occur.

                (n) any material provision of the Subsidiary Guaranty Agreement or any Security Document shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary Loan Party, or any Subsidiary Loan Party shall so state in writing, or any Subsidiary Loan Party shall seek to terminate its Subsidiary Guaranty Agreement.

then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower,
(iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (f) or (g) with respect to the Borrower shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                Section 8.2. Application of Proceeds from Collateral. Notwithstanding any other provisions of this Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received (including by way of set-off) by the Administrative Agent or any Lender on account of amounts outstanding under any of the Loan Documents or in respect of the Collateral shall be paid over or delivered as follows: first, to the fees, indemnities and reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Credit Documents, until the same shall have been paid in full, allocated pro rata in accordance with the respective unpaid fees, indemnities and expenses; second, to the reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Credit Documents, until the same shall have been paid in full, allocated pro rata among the Lenders based

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on their respective pro rata shares of the unpaid expenses; third, to accrued and unpaid interest and fees due and payable to the Lenders under the terms of this Agreement, until the same shall have been paid in full, allocated pro rata among the Lenders based on their respective pro rata shares of such unpaid interest and fees; fourth, to the aggregate outstanding principal amount of the Loans, the LC Exposure and the Net Mark-to-Market Exposure of Hedging Obligations incurred in connection with this Agreement, until the same shall have been paid in full, allocated pro rata among the Lenders and those Affiliates of Lenders that hold Net Mark-to-Market Exposure based on their respective pro rata shares of the aggregate amount of such Loans, LC Exposure and Net Mark-to-Market Exposure; provided, however, that all amounts allocated to the contingent LC Exposure pursuant to clause fourth shall be distributed to the Administrative Agent, rather than to any Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for such contingent LC Exposure, such account to be administered in accordance with
Section 2.23(g). Notwithstanding anything to the contrary contained herein or in any other Loan Document, the net proceeds realized by the Administrative Agent upon a sale or other disposition of the Collateral of HEICO Aerospace Holdings Corp., or any part thereof, after deduction of the expenses of retaking, holding, preparing for sale, selling or the like, and reasonable attorneys' fees and other expenses incurred by the Administrative Agent shall be applied to payment of (or held as a reserve against) the Obligations, whether or not then due, and in such order of application as provided herein, notwithstanding the existence of any other security interests in the Collateral, subject to the provisions of Article 18 of that certain Shareholders Agreement dated as of October 30, 1997 by and among HEICO Aerospace Holdings Corp., the Borrower and Lufthansa Technik AG, as in effect on the date hereof, or as otherwise amended from time to time in a manner that is not adverse to the interests of the Lenders and the Administrative Agent, if applicable and to the extent legally enforceable, and the Administrative Agent shall account to HEICO Aerospace Holdings Corp. for any surplus realized upon such sale or other disposition, after satisfaction of all creditors, and HEICO Aerospace Holdings Corp. shall remain liable for any deficiency.

                                   ARTICLE IX

                            THE ADMINISTRATIVE AGENT

                Section 9.1.    Appointment of Administrative Agent.

                (a) Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

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                (b)     The Issuing Bank shall act on behalf of the Lenders with
respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Administrative Agent" as used in this
Article IX included the Issuing Bank with respect to such acts or omissions and
(ii) as additionally provided in this Agreement with respect to the Issuing
Bank.

                Section 9.2. Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default (except a payment Default) unless and until written notice thereof (which notice shall include an express reference to such event being a "Default" or "Event of Default" hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

                Section 9.3. Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents

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

and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

                Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

                Section 9.5. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

                Section 9.6. The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms "Lenders", "Required Lenders", "holders of Notes", or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

                Section 9.7.    Successor Administrative Agent.

                (a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of

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the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

                (b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent's resignation under this
Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent's resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent's resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

                Section 9.8. Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement, including without limitation all Security Documents.

                                    ARTICLE X

                                  MISCELLANEOUS

                Section 10.1.   Notices.

                (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                To the Borrower:         HEICO Corporation
                                         3000 Taft Street
                                         Hollywood, Florida 33021
                                         Attention: Thomas S. Irwin
                                         Telecopy Number: (954) 987-8228

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

                With a copy to:          Akerman Senterfitt
                                         1 S.E. Third Avenue
                                         28th Floor
                                         Miami, Florida 33131
                                         Attention: Carl Roston, Esq.
                                         Telecopy Number: (305) 374-5095

                To the Administrative
                Agent or Swingline
                Lender:                  SunTrust Bank
                                         200 South Orange Avenue
                                         Orlando, Florida 32801
                                         Attention: Mr. Ed Wooten
                                         Telecopy Number: (407) 237-4076

                With a copy to:          SunTrust Bank
                                         Agency Services
                                         303 Peachtree Street, N. E./25th Floor
                                         Atlanta, Georgia 30308
                                         Attention: Ms. Hope Williams
                                         Telecopy Number: (404) 658-4906

                                         and

                                         King & Spalding
                                         191 Peachtree Street, N.E.
                                         Atlanta, Georgia 30303
                                         Attention: Carolyn Z. Alford
                                         Telecopy Number: (404) 572-5100

                To the Issuing Bank:     SunTrust Bank
                                         25 Park Place, N. E./Mail Code 3706
                                         Atlanta, Georgia 30303
                                         Attention: John Conley
                                         Telecopy Number: (404) 588-8129

                To the Swingline
                Lender:                  SunTrust Bank
                                         Agency Services
                                         303 Peachtree Street, N.E./25th Floor
                                         Atlanta, Georgia 30308
                                         Attention: Ms. Hope Williams
                                         Telecopy Number: (404) 658-4906

                To any other Lender:     the address set forth in the
                                         Administrative Questionnaire

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

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Bank shall not be effective until actually received by such Person at its address specified in this Section 10.1.

                (b) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

                Section 10.2.   Waiver; Amendments.

                (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

                (b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders (which consent shall be deemed given if the Administrative Agent has the right of waiver expressly granted herein without further consent by any Lender) and then such waiver or consent

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

shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby (except for such payments due pursuant to Section 2.13), (iv) change
Section 2.22 (b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender; (vii) release all or substantially all Collateral securing any of the Obligations, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Bank or the Issuing Bank without the prior written consent of such Person.

                Section 10.3.   Expenses; Indemnification.

                (a) The Borrower shall pay (i) all reasonable and customary, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable and customary out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

                (b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing (each, an "Indemnitee") against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of

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

their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Loan or Letter of Credit or any actual or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by the Borrower or any Subsidiary or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that the Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising primarily out of such Indemnitee's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable judgment. The foregoing provisions shall be in addition to any right that Indemnitee shall have at common law or otherwise. No Indemnitee shall be liable for any damages arising from the use by others of information or others obtained through internet, Intralinks(R), or other similar transmission services in connection with this Agreement. No Indemnitee shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or any other Loan Party arising out of, related to or in connection with the transactions contemplated by the Loan Documents, except to the extent that such liability shall be finally judicially determined by a court of competent jurisdiction to have resulted from such Indemnitee's gross negligence or willful misconduct. No Indemnitee shall be responsible or liable for special, indirect, consequential or punitive damages which may be alleged to arise in any manner in connection with this Agreement or the Loan Documents or any transaction contemplated hereby. The foregoing indemnification and limitation on liability shall survive and continue for the benefit of the Indemnitees.

                (c) The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

                (d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

                (e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument

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

contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

                (f) All amounts due under this Section shall be payable promptly after written demand therefor.

                Section 10.4.   Successors and Assigns.

                (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                (b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, in the case of any assignment of a Revolving Loan or reimbursement obligation of outstanding Letters of Credit, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $1,000, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon (i) the execution and delivery of the Assignment and Acceptance by the assigning Lender and assignee Lender, (ii) acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, (iii) consent thereof from the Borrower to the extent required pursuant to this clause (b) and (iv) if such assignee Lender is a Foreign Lender, compliance by such Person with Section 2.21(e), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to

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the benefits of Sections 2.19, 2.20, 2.21 and 10.3. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section. If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (other than a consent to an assignment which does not meet the minimum assignment thresholds specified in paragraph (b)(i) above), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

                (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

                (d) Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Bank or the Issuing Bank sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Swingline Bank, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.22(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of

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any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of the Guaranty Agreement; or (vii) release all or substantially all Collateral securing any of the Obligations. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20, and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 10.7 as though it were a Lender.

                (e) A Participant shall not be entitled to receive any greater payment under Section 2.19 and Section 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of
Section 2.21 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.21(e) as though it were a Lender.

                (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.

                (a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Florida.

                (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States courts located within Broward County in the State of Florida, and of any state court of the State of Florida located in Broward County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Florida state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

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

                (c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

                Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                Section 10.7. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or Issuing Bank.

                Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate

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

letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

                Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.19, 2.20, 2.21, and 10.3 and
Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

                Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                Section 10.11.  Confidentiality.

                (a) Each of the Administrative Agent, the Issuing Bank and each Lender shall exercise their best efforts not to make any disclosure of confidential information obtained in connection with or pursuant to the Loan Documents (or permit any such disclosure of confidential information by their respective Related Parties); provided, that the foregoing shall not be construed to, now or in the future, apply to any information reflected in any publicly recorded document, information obtained from sources other than the Borrower, its officers, directors, employees, representatives, or agents, or otherwise in the public domain nor shall it be construed to prevent the Administrative Agent, the Issuing Bank or any Lender from (i) making any disclosure of any information
(A) if required to do so by any applicable law or regulation or if normally engaged in pursuant to accepted banking practice solely for purposes of monitoring, negotiating, maintaining or enforcing the Loan Documents and not contrary to confidentiality and privacy requirements of applicable statutory and case law, (B) to any governmental agency or regulatory body having authority to regulate or oversee any aspect of the Administrative Agent's, Issuing Bank's or such Lender's business or any of its Subsidiaries or Affiliates in

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

connection with the exercise of such authority, (C) pursuant to subpoena, (D) to the extent the Administrative Agent, Issuing Bank or such Lender or their respective counsel deems necessary or appropriate to do so to enforce any remedy provided for in the Loan Documents or otherwise available by law, (ii) subject to the requirements of this Section, making such disclosures as such Lender reasonably deems necessary or appropriate to any bank or financial institution (and/or counsel thereto) which is a prospective assignee or participant under
Section 10.4 (each such bank or financial institution, a "Prospective Lender") or (iii) making, on a confidential basis, such disclosures as the Administrative Agent, Issuing Bank or such Lender deems necessary or appropriate to the Administrative Agent's, Issuing Bank or such Lender's counsel or accountants (including outside auditors).

                (b) Each Lender agrees that prior to (i) disclosing to any Prospective Lender any information which the Lenders have agreed hereunder to hold as confidential or (ii) entering into an agreement granting to a Prospective Lender an interest in the Loans, the Prospective Lender shall execute an agreement in form and substance similar to the provisions of this Section for the benefit of the Borrower and shall deliver the same to the Borrower; provided, that in no event shall such Lender or the Administrative Agent be liable for any breach of such agreement by the Prospective Lender.

                Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the "Charges"), shall exceed the maximum lawful rate of interest (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

                Section 10.13. Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

                  (remainder of page left intentionally blank)

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

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal in the case of the Borrower by their respective authorized officers as of the day and year first above written.

                               HEICO CORPORATION


                               By
                                 ------------------------------------------
                               Name:  Thomas S. Irwin
                               Title: Executive Vice President, Chief Financial Officer and Treasurer

                                    [SEAL]


                               SUNTRUST BANK, as Administrative Agent, as
                               Issuing Bank, as Swingline Lender and as a Lender

                               By
                                 ------------------------------------------
                               Name:
                               Title:

                 [SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

                               WACHOVIA BANK, NATIONAL ASSOCIATION

                               By
                                 ------------------------------------------
                               Name:
                               Title:

                 [SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

                               HSBC BANK USA

                               By
                                 ------------------------------------------
                                    Name:
                                    Title:

                 [SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

                               REGIONS BANK

                               By
                                 ------------------------------------------
                                    Name:
                                    Title:

                 [SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

                               COMMERCEBANK, N.A.

                               By
                                 ------------------------------------------
                                    Name:
                                    Title:

                 [SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

                               NORTHERN TRUST BANK OF FLORIDA N.A.

                               By
                                 ------------------------------------------
                                    Name:
                                    Title:

                 [SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

                               ISRAEL DISCOUNT BANK OF NEW YORK

                               By
                                 ------------------------------------------
                                    Name:
                                    Title:

                 [SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]